UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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HNI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HNI CORPORATION
600 EAST SECOND STREET
MUSCATINE, IOWA 52761
563-272-7400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2018 Annual Meeting of Shareholders of HNI Corporation will be held at HNI Corporate Headquarters, 600 East Second Street, Muscatine, Iowa, on Tuesday, May 8, 2018, beginning at 10:30 a.m. (Central Daylight Time), for the purposes of:

1.	Electing the three Directors named in the accompanying proxy statement;

2.	Ratifying the Audit Committee's selection of KPMG LLP as the Corporation's independent registered public accountant for the fiscal year ending December 29, 2018;

3.	Holding an advisory vote to approve named executive officer compensation; and

4.	Transacting any other business properly brought before the meeting or any adjournment or postponement.

The holders of record of HNI Corporation common stock, par value $1.00 per share, as of the close of business on March 9, 2018, are entitled to vote at the meeting.

You are encouraged to attend the meeting.

By Order of the Board of Directors,

Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 23, 2018

YOUR VOTE IS VERY IMPORTANT.  PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR VOTE USING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER HOLDER OF RECORD, TELEPHONE OR INTERNET VOTING WILL BE AVAILABLE TO YOU ONLY IF OFFERED BY THEM.  THEIR PROCEDURES SHOULD BE DESCRIBED ON THE VOTING FORM THEY SEND TO YOU.

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HNI Corporation
600 East Second Street
Muscatine, Iowa 52761

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2018

HNI Corporation (the "Corporation," "we," "our" or "us") is mailing this Proxy Statement, with the accompanying proxy card, to you on or about March 23, 2018, in connection with the solicitation of proxies by and on behalf of the Corporation's Board of Directors (the "Board" or "Directors") for the 2018 annual meeting of shareholders and any adjournment or postponement of the meeting (the "Meeting").  The Meeting will be held on Tuesday, May 8, 2018, beginning at 10:30 a.m., Central Daylight Time, at HNI Corporate Headquarters, 600 East Second Street, Muscatine, Iowa.

GENERAL INFORMATION

Who can attend and vote at the Meeting?

Shareholders of record as of the close of business on March 9, 2018 (the "Record Date") are entitled to attend and vote at the Meeting.  Each share of the Corporation's common stock, par value $1.00 per share ("Common Stock"), is entitled to one vote on all matters to be voted on at the Meeting and can be voted only if the shareholder of record is present to vote or is represented by proxy.  The proxy card provided with this Proxy Statement indicates the number of shares of Common Stock you own and are entitled to vote at the Meeting.

What constitutes a quorum at the Meeting?

The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock ("Outstanding Shares") on the Record Date will constitute a quorum.  On the Record Date, there were 43,442,707 Outstanding Shares.  To determine whether a quorum exists, proxies received but marked "abstain" and so-called "broker non-votes" (described on the following page) will be counted as present.

What will I be voting on?

•	Election of each of the three nominees for Director named on page 5 of this Proxy Statement under "Proposal No. 1 – Election of Directors."
•
Ratification of the Audit Committee's selection of KPMG LLP as the Corporation's independent registered public accountant for the fiscal year ending December 29, 2018 ("Fiscal 2018"), as described on page 14 of this Proxy Statement under "Proposal No. 2 – Ratification of Audit Committee's Selection of KPMG LLP as the Corporation's Independent Registered Public Accountant for Fiscal 2018."

•
Adoption of an advisory resolution approving the compensation of the Corporation's named executive officers as described on page 38 of this Proxy Statement under "Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation."

How do I vote?

We urge you to vote by "proxy" (one of the individuals named on your proxy card will vote your shares as you have directed) even if you plan to attend the Meeting so we will know as soon as possible whether a quorum exists for us to hold the Meeting.  Follow the instructions on your enclosed proxy card.  Telephone and Internet voting is available to all registered and most beneficial holders.

Shareholders voting by proxy may use one of the following three options:

•	Fill out the enclosed proxy card, sign it and mail it in the enclosed, postage-paid envelope;
•	Vote by Internet (if available, instructions are on the proxy card); or
•	Vote by telephone (if available, instructions are on the proxy card).

If your shares of Common Stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in "street name," rather than held directly in your name, please refer to the information provided by your bank, broker or other holder of record to determine the options available to you.

The telephone and Internet voting facilities for shareholders will close at 11:59 p.m. Eastern Daylight Time on May 7, 2018.  If you vote by mail, you should mail your signed proxy card sufficiently in advance for it to be received by May 7, 2018.

If you hold shares through the Corporation's retirement plan, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 3, 2018.

If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares "FOR" all proposals, "FOR" election of each nominee for Director, and in your proxy's discretion as to any other business which may properly come before the Meeting.

How do I vote if my shares of Common Stock are held in "street name"?

You will need to instruct your broker, trustee or other nominee how to vote your shares.  Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a legal proxy from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Meeting.  Your broker, trustee or other nominee has enclosed with this Proxy Statement, or will provide upon request, voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

What discretion does my broker, trustee or other nominee have to vote my shares of Common Stock held in "street name"?

A broker, trustee or other nominee holding your shares of Common Stock in "street name" must vote those shares according to specific instructions it receives from you.  New York Stock Exchange ("NYSE") rules determine the proposals on which brokers may not vote without specific instructions from you ("Non-Routine Proposals").  Your shares will not be voted on any Non-Routine Proposal if you do not provide voting instructions, giving rise to what is called a "broker non-vote."  Shares represented by broker non-votes will be counted as present for purposes of determining a quorum.

It is important, if you hold shares in "street name," you provide specific voting instructions to your broker, trustee or other nominee or your shares will not be voted with respect to Proposal Nos. 1 and 3 because they are Non-Routine Proposals for which your broker, trustee or other nominee may not vote your shares in its discretion.

Can I change or revoke my vote or revoke my proxy?

Yes.  You may change your vote at any time before the proxy is voted at the Meeting.  For shareholders of record, if you voted your proxy card by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the Meeting or by giving written notice to HNI's Corporate Secretary.  If you voted via the Internet or by telephone you may also change your vote with a timely and valid later-dated Internet or telephone vote, as the case may be, or by voting by ballot at the Meeting.  Attendance at the Meeting will not revoke a proxy unless (a) you give proper written notice of revocation to the Secretary before the proxy is exercised or (b) you vote by ballot at the Meeting.  Once voting is completed at the Meeting, you will not be able to revoke your proxy or change your vote.

If your shares are held in "street name," you must follow the specific voting directions provided to you by your broker, trustee or other nominee to change or revoke any instructions you have already provided.

How do I vote my shares in the Corporation's retirement plan?

If you participate in the Corporation's retirement plan, the proxy card you receive will also include Common Stock allocated to your account.  Properly completed and signed proxy cards, including telephone and Internet voting, will serve to instruct the plan trustee on how to vote any shares allocated to your account and a portion of all shares as to which no instructions have been received (the "undirected shares") from plan participants.  The proportion of the undirected shares to which your instructions will apply will be equal to the proportion of the shares to which the trustee receives instructions represented by your shares.

How is the Corporation soliciting proxies?

The Corporation bears the cost of preparing, assembling and mailing the proxy materials related to the solicitation of proxies by and on behalf of the Board.  In addition to the use of the mail, certain of the Corporation's officers may, without additional compensation, solicit proxies in person, by telephone or through other means of communication.  The Corporation will bear the cost of this solicitation.

How will my vote get counted?

Broadridge Financial Solutions ("Broadridge") will use an automated system to tabulate the votes and will serve as the Inspector of Election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations identifying individual shareholders are handled in a manner to protect your voting privacy.  Your vote will not be disclosed either within the Corporation or to third parties, except:

•	as necessary to meet applicable legal requirements;
•	to allow for the tabulation of votes and certification of the vote; and
•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Corporation's management.

How do I get to the Meeting location?

The Meeting will be held at HNI Corporate Headquarters, 600 East Second Street, Muscatine, Iowa.  If driving to the Meeting from Quad City International Airport, from the main exit traffic light go straight onto I-74 to I-280, turn right (cloverleaf) onto I-280 West, drive approximately 11 miles crossing the Baker Bridge, take the second exit in Iowa (Exit 6 – Muscatine), at the traffic light turn left (west) onto Highway 61 South, continue approximately 22 miles to Muscatine, continue on Hwy 61 bypass, turn left (south) at traffic light onto Park Avenue, veer right at stop sign at five-way stop onto Second Street, HNI Corporate Headquarters is approximately one mile on the left.  If driving to the Meeting on I-80, take Exit 271 (Hwy 38 South), drive approximately 12 miles, proceed through major intersection of Hwy 38 and Hwy 61, continue on Park Avenue, veer right at stop sign at five-way stop onto Second Street, HNI Corporate Headquarters is approximately one mile on the left.

Where can I find proxy materials?

The Proxy Statement and annual report to security holders are available at http://investors.hnicorp.com/Docs.

The Corporation makes its annual reports, annual meeting notices and proxy statements available on the Internet.  If you wish to receive these documents in the future over the Internet rather than receiving paper copies in the mail, please follow the instructions on your proxy card.  These documents will be available on or about March 23, 2018 at http://investors.hnicorp.com/Docs.  Once you give your consent, it will remain in effect until you notify the Corporation you wish to resume mail delivery of the annual reports and proxy statements.  Even though you give your consent, you still have the right at any time to request copies of these documents at no charge by writing to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, or calling the Corporation at 563-272-7123.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account.  If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card you receive.

The Securities and Exchange Commission (the "SEC") has adopted rules permitting delivery of a single annual report and/or proxy statement to any household at which two or more shareholders reside, whom the Corporation believes to be members of the same family.  If you wish to participate in this program and receive only one copy of future annual reports and/or proxy statements, please write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  Your consent to receive only one copy of the annual report and/or proxy statement will remain in effect until Broadridge receives a written revocation notice from you, in which case the Corporation will begin sending individual copies within 30 days.  The Corporation will continue to separately mail a proxy card for each registered shareholder account.  The Corporation will promptly deliver separate copies of its annual report and/or proxy statement upon request.  Shareholders may request copies by writing to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, or calling the Corporation at 563-272-7123.

Did the Corporation utilize the SEC's "notice and access" proxy rules for delivery of the voting materials this year?

No.  The Corporation delivered its voting materials in the same manner as it has in the past.  However, many shareholders have previously consented to receive electronic delivery of the proxy statement and annual report to security holders and therefore did not receive hard copies of these materials.  Next year, the Corporation intends to use the notice and access method of providing proxy materials to shareholders via the Internet.  We believe this process will provide shareholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Where can I find the voting results of the Meeting?

The Corporation intends to announce preliminary voting results at the Meeting and will publish final results on a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Meeting and available on the Corporation's website.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Amended and Restated By-laws, as amended, of HNI Corporation (the "By-laws") currently provide for ten Directors and the Board currently consists of ten Directors. Nine of the ten Directors are independent Directors as further discussed on page 7 of this Proxy Statement under "Corporate Governance and Board Matters – Director Independence."  Stan A. Askren, Chairman, President and Chief Executive Officer of the Corporation, is the only Director employed by the Corporation and is not independent under the NYSE listing standards or the Corporation's categorical independence standards (the "Categorical Standards").

The Board is divided into three classes.  Generally, one class is elected each year for a term of three years.  The terms of the three nominees, all of whom are current Directors, expire in 2018. If elected, the three Board-nominated candidates would serve a three-year term expiring at the Corporation's 2021 annual meeting of shareholders.

Director Nominations

The Board has adopted guidelines for identifying and evaluating candidates for Director.  Under those guidelines, the Corporation's Public Policy and Corporate Governance Committee (the "Governance Committee") takes into account a number of factors when identifying potential nominees, including:  possession of desired skills, experience and abilities identified by the Governance Committee; ability to communicate ideas and contribute to Board deliberations; independence from management; diversity; judgment, integrity and reputation; existing commitments to other businesses; potential conflicts of interest with other pursuits; and legal constraints.  Although the Corporation has no specific policy on diversity, the guidelines broadly define diversity to include factors such as age, race, gender, education, ethnicity, career experience and personality; understanding of and experiences in manufacturing, distribution, technology, finance and marketing; and international experience and culture.  The Governance Committee reviews these factors and others considered useful by the Governance Committee in the context of an assessment of the perceived needs of the Board from time to time.  The Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, Directors or others associated with the Corporation.  The Governance Committee may also retain third-party search firms to identify potential nominees based on the Corporation's established criteria for director candidates discussed above.  The Governance Committee screens potential candidates and recommends suitable candidates to the Board for nomination.

The Corporation does not have minimum qualifications for Directors; however, Directors should possess the highest personal and professional integrity and ethics and be willing and able to devote the required time to the Corporation.  The Board believes it should be comprised of Directors with varied and complementary backgrounds, which together build the overall strength of the Board.

Shareholders wishing to recommend a candidate for nomination by the Corporation as Director for inclusion in the Corporation's proxy statement for the 2019 annual meeting of shareholders should write to the Corporation's Corporate Secretary before November 23, 2018, and include the information required by Section 2.16(a)(2) of the By-laws.  The Governance Committee will consider candidates for Director recommended by shareholders by applying the criteria for candidates described above and considering the additional information required by the By-laws.

Nominees for Election

The Board is nominating for election Stan A. Askren, Mary A. Bell and Ronald V. Waters, III, each for a term of three years (collectively, the "Nominees").  The Nominees elected as Directors at the Meeting will hold office for the indicated term or until their respective successors are elected and qualified, subject to their prior death, resignation or removal.

Ms. Bell and Messrs. Askren and Waters were most recently elected as Directors at the Corporation's 2015 annual meeting of shareholders. Below is biographical information as well as the particular experience, qualifications, attributes and/or skills of each Nominee which led the Board to conclude the Nominee should serve as a Director. In addition, each Nominee must possess the highest personal and professional integrity and ethics and a willingness and ability to devote the required time to the Corporation.  The Board has determined each Nominee possesses these qualities.

Stan A. Askren, age 57, has been a Director of the Corporation since 2003. Mr. Askren has also been the Chairman and Chief Executive Officer since 2004 and the President of the Corporation since 2003. He is a director of Armstrong World Industries, Inc., a global leader in the design and manufacture of ceiling systems and a director of Allison Transmission Holdings, Inc., the world’s largest manufacturer of fully automatic transmissions for medium and heavy duty commercial vehicles. Mr. Askren brings to the Board extensive experience and knowledge of the Corporation’s business, operations and culture. Mr. Askren was vice president of marketing and an executive vice president of the Corporation’s hearth products operating segment. He worked in the Corporation’s office furniture operating segment as a group vice president of The HON Company and president of Allsteel Inc. Mr. Askren has served as the vice president of human resources and an executive vice president of the Corporation. Mr. Askren also brings to the Board finance and corporate governance experience through his service on the audit and compensation committees of other public companies.

Mary A. Bell, age 57, has been a Director of the Corporation since 2006. Ms. Bell has been a director of Husco International Inc. since November 2015. Prior to her retirement in July 2015, Ms. Bell was a Vice President of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. From 2004 to 2007, she was the Vice President of Caterpillar’s Logistics Division and served as Chairman and President of Cat Logistics Services, Inc., formerly a wholly owned subsidiary of Caterpillar. Ms. Bell brings to the Board considerable logistics, manufacturing and dealer channel expertise and general management experience derived primarily from her service in various roles at Caterpillar.

Ronald V. Waters, III, age 66, has been a Director of the Corporation since 2002. Mr. Waters has been an independent business consultant since May 2010. Previously, from 2009 to May 2010, he was a Director and the President and Chief Executive Officer of LoJack Corporation, and from 2007 to 2008, he was a Director and the President and Chief Operating Officer of LoJack. He is a director of Fortune Brands Home & Security, Inc., an industry-leading home and security products company, and Paylocity Corporation, a leading software provider of cloud-based payroll and human capital management software. From October 2012 to January 2015, Mr. Waters was a director of Chiquita Brands International, Inc. Mr. Waters brings to the Board chief executive officer experience through his former role as Chief Executive Officer of LoJack and significant finance expertise derived primarily from his service on the audit committee of two other public companies and previous roles as Chief Operating Officer at two public companies, Chief Financial Officer at Wm. Wrigley Jr. Company, Controller at The Gillette Company and partner of a large public accounting firm. He has extensive outside audit experience, and although Mr. Waters does not currently serve on the Corporation’s Audit Committee, he qualifies as an “audit committee financial expert.” Mr. Waters also brings to the Board international, law and information technology expertise derived primarily from his service in various roles at several large public companies.

The Corporation believes all Nominees listed above will be available to serve if elected.  However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board.  Any vacancies not filled at the Meeting may be filled by the Board.

Required Vote

Election of the Nominees as Directors requires the affirmative vote of the holders of a majority of the Outstanding Shares voted at the Meeting.  Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES AS DIRECTORS.

Incumbent Directors

Below is biographical information about each incumbent Director as well as their particular experience, qualifications, attributes and/or skills which led the Board to conclude the Director should serve as a Director.  In addition, each Director must possess the highest personal and professional integrity and ethics and a willingness and ability to devote the required time to the Corporation.  The Board has determined each Director possesses these qualities.

Mses. Jones and Smith and Mr. Porcellato comprise a class of Directors whose terms will expire at the Corporation's 2019 annual meeting of shareholders.

Mary K.W. Jones, age 49, has been a Director of the Corporation since February 2016. Since January 2013, Ms. Jones has been Senior Vice President and General Counsel of Deere & Company ("Deere"), a world-leading provider of advanced products and services for agriculture, construction, forestry and turf care. From 2010 through 2012, she served as Deere’s Vice President, Global Human Resources. Ms. Jones brings to the Board significant risk management, corporate governance and general legal expertise, derived largely from her role leading the Deere compliance and legal functions. In addition, she brings to the Board significant expertise in the areas of talent strategy, executive succession planning and compensation, derived from her former role as Deere’s Vice President, Global Human Resources.

Larry B. Porcellato, age 59, has been a Director of the Corporation since 2004 and has served as the Lead Director since May 2017. From 2009 to July 2014, Mr. Porcellato was the Chief Executive Officer of The Homax Group, Inc., a leading specialty application consumer products supplier to the home care and repair markets. Previously, from February 2007 to December 2008, he was an independent business consultant and, from 2002 to January 2007, he was the Chief Executive Officer of ICI Paints North America. Mr. Porcellato is a director of OMNOVA Solutions, Inc., an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces, and a director of privately held PSAV Holding LLC, an international, full-service technology in-house audiovisual provider. Mr. Porcellato brings to the Board chief executive officer experience in the building products industry through his former leadership of Homax and his former role as Chief Executive Officer of ICI Paints and financial expertise derived primarily from his past service on the audit committee of another public company and previous finance and division leadership roles at other public companies. He also brings to the Board international and marketing expertise derived primarily from his service in various international and marketing roles at Rubbermaid Incorporated and Braun Canada Inc. and corporate governance experience through his service on the compensation and governance committees of another public company.

Abbie J. Smith, age 64, has been a Director of the Corporation since 2000 and served as the Lead Director from May 2014 to May 2017. Ms. Smith is the Boris and Irene Stern Distinguished Service Professor of Accounting, and since 1999 has been a Chaired Professor, of The University of Chicago Booth School of Business, a national leader in higher education and research. She is a director of DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc. and Ryder System, Inc., a commercial transportation, logistics and supply chain management solutions company. Ms. Smith is also a trustee of The UBS Funds (Chicago), UBS Relations Trust and UBS SMA Relationship Trust. Ms. Smith brings to the Board considerable financial and corporate governance expertise based primarily on her extensive research and teaching at the University of Chicago and her service on mutual fund complex and other public company audit, performance, finance and nominating committees. Ms. Smith currently serves on the Corporation’s Audit Committee, and qualifies as an “audit committee financial expert.”

Messrs. Calado, Hartnett and Stern and Ms. Francis comprise a class of Directors whose terms will expire at the Corporation's 2020 annual shareholders meeting.

Miguel M. Calado, age 62, has been a Director of the Corporation since 2004. Mr. Calado has been Chairman and President of the WY Group and an employee of WY Group (USA) Inc. since April 2017. From 2014 to April 2017, Mr. Calado was Vice President, Corporate Development and President of the iMax Diagnostic Imaging Business Unit of Hovione SA, an international fine chemicals company. From 2006 to 2014, he was the Vice President and Chief Financial Officer of Hovione. He has been President of GAMCAL, LLC, an investment company since 2006. Mr. Calado brings to the Board extensive international, general management, manufacturing and financial expertise derived primarily from his previous service as Chief Financial Officer of an international manufacturing company and prior service in various roles at several large, packaged and consumer goods public companies. These roles and companies include Executive Vice President and President, International for Dean Foods Company and several international finance roles for PepsiCo, Inc., including Senior Vice President, Finance and Chief Financial Officer, PepsiCo Foods International. Although Mr. Calado does not serve on the Corporation’s Audit Committee, he qualifies as an “audit committee financial expert.”

Cheryl A. Francis, age 64, has been a Director of the Corporation since 1999. Ms. Francis has been an independent business and financial advisor since 2000 and the Co-Chairman of the Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since 2008. Previously, from 2002 to 2008, she was the Vice Chairman of the Corporate Leadership Center. Ms. Francis is a director of Aon plc, a leading global professional services firm providing a broad range of risk, retirement and health solutions, and Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia and Asia. Ms. Francis brings to the Board significant financial expertise based primarily on her prior role as Chief Financial Officer of R.R. Donnelley & Sons Company and service on the audit and finance committees of other public companies. She also brings to the Board corporate governance experience through her service on the compensation and governance committees of other public companies, and executive leadership development experience based on Corporate Leadership Center work with CEOs, leading academic institutions and corporate executives. She currently serves as the Chairperson on the Corporation’s Audit Committee and qualifies as an “audit committee financial expert.”

John R. Hartnett, age 57, has been a Director of the Corporation since August 2016. Mr. Hartnett is an Executive Vice President at Illinois Tool Works Inc. ("ITW"), a Fortune 200 global multi-industrial manufacturing leader with seven industry-leading business segments. Mr. Hartnett has been with ITW for 36 years and currently heads its Welding segment. Mr. Hartnett brings to the Board extensive engineering, marketing, manufacturing, distribution and management experience from his numerous business roles at ITW including his most recent role as head of ITW’s Construction Products segment.

Brian E. Stern, age 70, has been a Director of the Corporation since 1998. Mr. Stern has been a director of Starboard Capital Partners, LLC, since July 2007. He is a director and investor in Blackrock Microsystems LLC (Utah). Previously, from 2004 to June 2007, Mr. Stern was the Senior Vice President, Xerox, Fuji Xerox Operations of Xerox Corporation, a developer, marketer, manufacturer, financier and servicer of document processing products and services. Mr. Stern brings to the Board significant knowledge of the office products and office supplies industry and expertise in product development, sales and marketing. He also has substantial experience in international operations, manufacturing, channels of distribution and general management.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

In addition to complying with NYSE listing standards and applicable SEC rules pertaining to director independence, the Corporation adopted the Categorical Standards, which are attached as Exhibit A to the Governance Guidelines and available on the Corporation's website at www.hnicorp.com, under "Investors - Corporate Governance - Governance Guidelines."

Under the Governance Guidelines, at least three-fourths of the Directors must meet the NYSE listing standards pertaining to director independence and the Categorical Standards.  The Board has determined each Director, including each nominee for Director, other than Mr. Askren, has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization having a relationship with the Corporation) and is independent under the NYSE listing standards and the Categorical Standards, including any heightened independence standards applicable to a Director's service on the Corporation's Audit Committee, Human Resources and Compensation Committee or Governance Committee.

Mr. Askren, the Corporation's Chairman, President and Chief Executive Officer, does not meet these independence standards because he is employed by the Corporation.

Processes and Procedures for the Consideration and Determination of Executive Compensation by Compensation Committee

The Compensation Committee is responsible for developing and implementing the Corporation's compensation policies and programs for the Chairman and CEO and other senior executives as further discussed throughout the Compensation Discussion and Analysis (the "CD&A") which begins on page 16 of this Proxy Statement.

Board Leadership Structure

The Corporation's current board leadership structure consists of a combined Chairman and CEO position and nine independent Directors, one of whom has been designated Lead Director.

While certain of the conventional functions for the Chairman have been shared by all Directors, the Chairman position has traditionally been held by the Corporation's CEO.  The Board believes the combined role of Chairman and CEO promotes unified leadership and direction for the Corporation, which allows for a single, clear focus for management to execute the Corporation's strategy and business plans.  The Board believes this leadership structure has contributed to the long-term growth and financial success of the Corporation.

The Corporation has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by management.  All Directors, with the exception of the Chairman, are independent as defined under NYSE listing standards, applicable SEC rules and the Categorical Standards, and all committees of the Board are comprised entirely of independent Directors.  In addition, the Board and the Governance Committee have assembled a Board comprised of strong and sophisticated Directors who are currently or have recently been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills.

In February 2005, the Board adopted Lead Director Guidelines.  The Lead Director's duties and responsibilities include:

•	presiding at all meetings of the independent Directors;
•	communicating to the Chairman and CEO the substance of the discussions and consensus reached at the meetings of independent Directors;
•
encouraging the independent Directors and the Chairman and CEO to communicate with each other at any time and to act as principal liaison between the independent Directors and the Chairman and CEO on sensitive matters;

•	providing input to the Chairman and CEO on preparation of agendas for Board and committee meetings;
•	presiding at Board meetings when the Chairman and CEO is not in attendance;
•	acting as spokesperson for the Corporation in the event the Chairman and CEO is unable to act due to conflict of interest or incapacity; and
•	receiving and responding to communications from interested parties to the independent Directors.

Larry Porcellato has been the Lead Director since May 2017.

The Board regularly meets in executive session without the presence of management and the independent Directors meet at least quarterly without the presence of management or the CEO.  The Lead Director presides at these meetings and provides the Board's guidance and feedback to the Chairman and CEO and the Corporation's management team.  Further, the Board has regular and complete access to the Corporation's management team.  At each Board and committee meeting, Directors receive valuable information and insight from management on matters impacting the Corporation.

Given the strong leadership of the Chairman and CEO, the counterbalancing role of the Lead Director and a Board comprised of strong and independent Directors, the Board believes it is in the best long-term interests of the Corporation and its shareholders to maintain a combined role of Chairman and CEO.

Board's Role in Risk Oversight

The Board administers its risk oversight role primarily through its committee structure and the committees' regular reports to the Board at each quarterly Board meeting.  The Audit Committee meets frequently during the year (nine times in 2017) and discusses with management, the Corporation's Vice President, Internal Audit, and the Corporation's independent registered public accountant:

•	current business trends affecting the Corporation;

•	major risks facing the Corporation;
•	steps management has taken to monitor and control the risks; and
•	adequacy of internal controls that could significantly affect the Corporation's financial statements.

At least annually, the Board discusses with management the appropriate level of risk relative to corporate strategy and business objectives and reviews with management the Corporation's existing risk management processes, including information security and data protection procedures, and their effectiveness.  The Audit Committee also reviews the Corporation's enterprise risk management process for identification of, and response to, major risks.  The Audit Committee provides the Board with a report concerning its risk oversight activities at each quarterly Board meeting.  Each key risk identified for the Corporation is referred to the Board or assigned a committee of the Board for oversight and each committee regularly reports to the Board regarding these risks.

Compensation Risk Assessment

A senior management team, under the oversight of the Compensation Committee, annually conducts a risk assessment of the Corporation's compensation policies and practices to ensure they do not encourage excessive risk taking by members which could result in a material adverse effect on the Corporation.

Based on this most recent compensation risk assessment, both management and the Compensation Committee believe the risks arising from the Corporation's compensation policies and practices, as managed, are not reasonably likely to have a material adverse effect on the Corporation.

Board Meetings

The Board held four regular meetings and no special meetings during 2017.  No member of the Board attended fewer than 75% of the meetings of the Board or any committee on which he or she served.

In accordance with the NYSE listing standards regarding corporate governance and the Governance Guidelines, the Corporation's non-management Directors meet in executive sessions without management present at each regular Board meeting.  Mr. Porcellato, Lead Director, presides at these executive sessions.  The Corporation's non-management Directors met in executive sessions at all four regular Board meetings during 2017.

Director Attendance at Annual Meetings of Shareholders

All Directors are encouraged to attend annual meetings of shareholders when possible.  Last year all Directors attended the 2017 annual meeting of shareholders.

Shareholder Communications with the Board

Shareholders and interested parties may communicate with the Lead Director, the Chairperson of the Governance Committee, the Senior Vice President, General Counsel and Secretary, or with the Corporation's non-management Directors as a group, by sending an email to "BoardOfDirectors@hnicorp.com" or by writing to Lead Director, Chairperson of the Governance Committee, Senior Vice President, General Counsel and Secretary or Non-Management Directors at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, Attention:  Corporate Secretary.  All communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents are a message to the Directors.  Any communications not in the nature of advertising or promotions of a product or service will be promptly forwarded to the appropriate party.

Board Committees

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Governance Committee.  The Governance Committee fulfills the role of a nominating committee.  Each committee operates under a written charter, which has been approved by the Board.  The Board reviews each committee charter at least annually.  Current copies of the committees' charters can be found on the Corporation's website at www.hnicorp.com, under "Investors - Corporate Governance - Committee Charters."  Shareholders may request a copy of the charters by writing to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761.  During 2017, each current Director attended all of the meetings of the committees on which the Director served.

Audit Committee.  The Audit Committee is comprised of Cheryl A. Francis, Chairperson, Larry B. Porcellato and Abbie J. Smith.  The Board has determined all members of the Audit Committee are financially literate under NYSE listing standards.  The Board has also determined Mses. Francis and Smith are "audit committee financial experts," as defined by Item 407(d)(5) of Regulation S-K.  In accordance with the Audit Committee Charter, none of the Audit Committee members serve simultaneously on audit committees of more than three public companies.  The Audit Committee met nine times during 2017.  The Audit Committee is responsible for, among other things:

•	overseeing of the integrity of the Corporation's financial statements;
•	selecting the independent registered public accounting firm to audit the Corporation's financial statements and ensuring the firm's independence;
•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•	developing procedures to enable submission of anonymous concerns about accounting or auditing matters;
•	considering the adequacy of our internal accounting controls and audit procedures;
•	reviewing related party transactions;
•	reviewing our legal compliance risk exposures and program for promoting and monitoring compliance with applicable legal and regulatory requirements;
•	pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and
•	overseeing our internal audit function.

Human Resources and Compensation Committee.  The Compensation Committee is comprised of Ronald V. Waters, III, Chairperson, Mary A. Bell and John R. Hartnett.  Each member qualifies as an "outside director" for purposes of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code") and a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act").  The Compensation Committee met four times during 2017.  The Compensation Committee is responsible for, among other things:

•	reviewing and recommending executive compensation plans and determining whether they encourage excessive risk taking;
•	monitoring executive succession planning for certain key executives;
•	reviewing and adopting member benefit programs;
•	recommending to the Board persons designated as executive officers; and
•	overseeing annual performance evaluation of the Chairman and CEO by the Board.

Public Policy and Corporate Governance Committee.  The Governance Committee is comprised of Brian E. Stern, Chairperson,  Miguel M. Calado and Mary K.W. Jones.  The Governance Committee met four times during 2017.  The Governance Committee serves as the nominating committee and identifies individuals qualified to serve as Directors of the Corporation consistent with criteria approved by the Board.  Additionally, the Governance Committee is responsible for, among other things:

•	recommending Director nominees to the Board for the next annual meeting of shareholders;
•	considering and making recommendations regarding non-employee Director compensation;
•	developing and recommending to the Board corporate governance principles applicable to the Corporation;
•	overseeing the evaluation process for our Board and committees; and
•	reviewing the Corporation's finance policy and capital structure.

DIRECTOR COMPENSATION

The Governance Committee is responsible for annually reviewing the compensation paid to Directors for service on the Board and for recommending changes in compensation to the Board, if appropriate.  The Board is responsible for approving Director compensation based on recommendations of the Governance Committee.  Neither the Governance Committee nor the Board delegates its authority with respect to setting Director compensation to any other person or group.  However, the Corporation's management may, at the request of the Governance Committee, assist the Governance Committee in its review of Director compensation, which may include recommending changes to compensation.  Although it has not done so recently, the Governance Committee has authority to retain and terminate a consultant to assist in the evaluation of the compensation and benefits for Directors and to approve the consultant's fees and other retention terms.

Each independent Director receives an annual retainer of $170,000, of which $65,000 is paid in cash in equal installments of $16,250 at each quarterly Board meeting (prior to the May 9, 2017 Board meeting, the annual cash retainer was $65,280) and

$105,000 is paid in the form of Common Stock issued under the 2017 Equity Plan following the May Board meeting (prior to the May 9, 2017 Board meeting, the Common Stock retainer was $97,920).  In 2017, each independent Director received:

•	a cash installment payment of $16,320 at the February Board meeting and $16,250 at each of the May, August and November Board meetings; and
•	a $105,000 Common Stock grant at the May Board meeting.

The Lead Director receives an additional annual retainer of $19,000.  Prior to the May 9, 2017 Board Meeting, each Audit Committee member received an additional annual retainer of $6,000.  The Chairperson of the Audit Committee receives an additional annual retainer of $15,000.  The Chairpersons of the Compensation Committee and Governance Committee each receive an additional annual retainer of $10,000.  As with the cash portion of the annual retainer for Board service, retainers for committee Chairperson or Lead Director service are paid in equal installments at each quarterly Board meeting.

Directors are reimbursed for travel and related expenses incurred to attend meetings.  For purposes of determining Director compensation, an independent Director is anyone who is not a member of the Corporation.  Directors who are members of the Corporation do not receive additional compensation for service on the Board.

The Corporation's policy with regard to Common Stock ownership by independent Directors is for each Director to own Common Stock with a market value of five times or more the cash portion of the annual retainer.  To promote Common Stock ownership, Directors are required to receive one-half of the cash portion of their annual retainer in the form of shares of Common Stock to be issued under the 2017 Equity Plan or, to the extent the Director participates in the HNI Corporation Directors Deferred Compensation Plan (the "Directors Deferred Plan"), in the form of nonvoting share units to be credited to the Director's account under the Directors Deferred Plan.  This requirement does not, however, apply to any Director owning Common Stock with a market value of five times or more the cash portion of the annual retainer.  As of the end of 2017, all of the Corporation's independent Directors were in compliance with the Corporation's policy with regard to stock ownership.

Under the 2017 Equity Plan, Directors may elect to receive all or a portion of their cash retainers in the form of shares of Common Stock.  Under the Directors Deferred Plan, each Director has the opportunity to defer up to 100% of his or her retainers.  Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to the Corporation's notional stock account in the form of nonvoting share units that fluctuate in value based on the price increase or decrease of Common Stock and earn dividends distributed to all shareholders.  The dividends are automatically reinvested for each participant to acquire additional nonvoting shares units.  For any cash compensation deferred to the Corporation's notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of Common Stock on the date the compensation would have otherwise been paid.  Each Director participating in the Directors Deferred Plan elects, on an annual basis, the date or dates of distribution (i.e., a Director can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any amounts he or she has deferred.  In addition, each independent Director is eligible to receive awards of stock options to purchase Common Stock, restricted stock or Common Stock grants, or any combination thereof, under the 2017 Equity Plan in the amounts as the Board may authorize.

In May 2017, each of the Directors was granted 2,325 shares of Common Stock under the 2017 Equity Plan.  The Corporation does not have a non-equity incentive plan for independent Directors.  As of the Record Date, the Corporation has never issued stock options or restricted stock to the independent Directors and all shares of Common Stock issued to Directors in lieu of cash retainer amounts were fully vested upon issuance.

Director Compensation for 2017

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Mary A. Bell	65,070	105,000	—	1,988	172,058
Miguel M. Calado	65,070	105,000	—	1,988	172,058
Cheryl A. Francis	81,570	105,000	—	1,988	188,558
John R. Hartnett	66,570	105,000	—	1,988	173,558
Mary K.W. Jones	65,070	105,000	—	1,988	172,058
Larry B. Porcellato	80,820	105,000	300	1,988	188,108
Abbie J. Smith	69,820	105,000	—	1,988	176,808
Brian E. Stern	75,070	105,000	—	1,988	182,058
Ronald V. Waters, III	75,070	105,000	2,531	1,988	184,589

Notes
(1)
For 2017, the independent Directors listed in the table above each earned the following fees:  Ms. Bell - $65,070 annual retainer; Mr. Calado - $65,070 annual retainer; Ms. Francis - $65,070 annual retainer plus $1,500 retainer for service on the Audit Committee, $15,000 retainer for service as Chairperson of the Audit Committee; Mr. Hartnett - $65,070 annual retainer plus $1,500 retainer for service on the Audit Committee; Ms. Jones - $65,070 annual retainer; Mr. Porcellato – $65,070 annual retainer plus $1,500 retainer for service on the Audit Committee plus $14,250 retainer for service as Lead Director; Ms. Smith – $65,070 annual retainer plus $4,750 retainer for service as Lead Director; Mr. Stern – $65,070 annual retainer plus $10,000 retainer for service as Chairperson of the Governance Committee; and Mr. Waters - $65,070 annual retainer plus $10,000 retainer for service as Chairperson of the Compensation Committee.  Mses. Bell, Jones and Smith received 100% of cash retainer, and Mr. Hartnett received 75% of cash retainer, in the form of Common Stock under the 2007 Equity Plan for the first quarter of 2017 and under the 2017 Equity Plan for the remainder of the year, which equated to the following: Ms. Bell - 1,639 shares; Ms. Jones - 1,639; Ms. Smith - 1,740; and Mr. Hartnett - 1,253.

(2)
Represents the portion of the annual retainer paid in the form of shares – a $105,000 Common Stock grant authorized by the Board on May 9,  2017 under the 2017 Equity Plan.  Each independent Director serving on the Board as of May 9, 2017 was issued 2,325 shares of Common Stock at a price of $45.16 (the closing price of a share of Common Stock on the date of grant, May 9, 2017) for a total grant date fair value of $104,997, as computed in accordance with FASB Accounting Standards Codification Topic 718.  The difference between the $105,000 Common Stock grant authorized by the Board and the actual value of Common Stock issued ($104,997) was approximately $3.  As the Corporation only issues fractional shares under the Directors Deferred Plan, and not under the 2017 Equity Plan, the Corporation paid each independent Director serving on the Board as of May 9, 2017, $3, either in the form of cash in lieu of a fractional share for those Directors who did not elect to defer their Common Stock grant under the Directors Deferred Plan or in the form of a fractional share for those Directors who did elect to defer their Common Stock grant under the Directors Deferred Plan.  Ms. Jones deferred 100% of her Common Stock grants under the Directors Deferred Plan.  There are no unexercised option awards or unvested stock awards outstanding as of the end of 2017 for any of the Directors.

(3)
Includes above-market interest earned on cash compensation deferred under the Directors Deferred Plan.  Interest on deferred cash compensation is earned at one percent over the prime rate.  Above-market earnings represent the difference between the interest earned under the Directors Deferred Plan and 120% of the applicable federal long-term rate. Above-market interest earned by Mr. Porcellato is for cash compensation deferred prior to January 1, 2007, and interest earned by Mr. Waters is for cash compensation deferred prior to January 1, 2010.

(4)	Includes dividends earned on Common Stock grants during 2017.

POLICY FOR REVIEW OF RELATED PERSON TRANSACTIONS

The Corporation has adopted a written policy for reviewing and approving transactions between the company and its related persons, including directors, director nominees, executive officers, five percent shareholders and their immediate family members or affiliates.  The policy applies to:

•	All financial transactions, arrangements or relationships involving more than $100,000;
•	Transactions in which the Corporation, or one of its affiliates, is a participant; and
•	Transactions in which a related person could have a direct or indirect interest.

The policy does not apply to certain compensation payments approved by the appropriate Board committee, transactions available to all other shareholders or employees on the same terms, transactions with an entity where the related person's interest is only as a director or a less than ten percent owner, or transactions in which the rate charged by a related person is determined by competitive bid.

The Corporation's Office of the General Counsel (the "General Counsel") performs the initial review of all transactions subject to the policy.  Quarterly, the General Counsel reports to the Audit Committee each known transaction to be considered by the Audit Committee pursuant to the policy, including the proposed aggregate value of each transaction and any other relevant information.

After review, the Audit Committee approves, ratifies or disallows each transaction in accordance with the guidelines set forth above.

If the General Counsel learns of an ongoing or completed transaction, arrangement or relationship not submitted for prior review and approval, the General Counsel will submit it to the Audit Committee for ratification, amendment, rescission or termination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

For 2017, the Corporation had no material related party transactions required to be disclosed in accordance with SEC regulations.

CODE OF BUSINESS CONDUCT AND ETHICS

The Corporation maintains the Ethics Code as part of its corporate compliance program.  The Ethics Code applies to all Directors and members (i.e., employees), including the Corporation's chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions.  The Ethics Code is available for download on the Corporation's website at www.hnicorp.com, under "Investors - Corporate Governance - Member Code of Integrity."  The Corporation intends to disclose amendments to or waivers of the Ethics Code granted to the individual executive officers listed above and the Directors on the Corporation's website within four business days of the amendment or waiver.  Shareholders may request a copy of the Ethics Code by writing to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761.

ANTI-HEDGING POLICY

The Corporation's insider trading policy prohibits hedging transactions.  Specifically, the Corporation prohibits members, directors, or their designees, from hedging their ownership of the Corporation's Common Stock (including prepaid variable forwards, equity swaps, collars and exchange funds), engaging in short sales or purchasing put or call options, pledging their shares of the Corporation's Common Stock, holding them in a margin account or engaging in short-term transactions with shares of the Corporation's Common Stock.

CORPORATE GOVERNANCE GUIDELINES

The Governance Guidelines are available for download on the Corporation's website at www.hnicorp.com, under "Investors - Corporate Governance - Governance Guidelines."  Shareholders may request a copy of the Governance Guidelines by writing to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761.

PROPOSAL NO. 2 – RATIFICATION OF AUDIT COMMITTEE'S SELECTION OF
KPMG LLP AS THE CORPORATION'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2018

The Audit Committee is directly responsible for the appointment, retention, oversight, and compensation, including approval of audit fees, of the external audit firm retained to audit our financial statements.  Further, in conjunction with the mandated rotation of the audit firm's lead engagement partner, the Audit Committee and its chair are directly involved in the selection of the audit firm's lead engagement partner.

KPMG has been retained as our independent registered public accounting firm since 2015.  In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the audit firm.  Based on its most recent evaluation of KPMG, the members of the Committee believe the continued retention of KPMG is in the best interest of the Corporation and its shareholders.  The Board proposes shareholders ratify the appointment of KPMG as the Corporation’s independent public accountant for Fiscal 2018 at the Meeting.  Although shareholder ratification is not required by the By-laws or otherwise, the Corporation is submitting the selection of KPMG to its shareholders to permit shareholders to participate in this important decision.  If the shareholders fail to ratify the Audit Committee's selection of KPMG, the Audit Committee will reconsider the selection.

Representatives of KPMG will be present at the Meeting, have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF KPMG LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2018.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence requirements of the NYSE Listed Company Manual and the SEC.  The Audit Committee operates under a written charter adopted by the Board of Directors, which you may access in the corporate governance section of our website at http://www.hnicorp.com/investors/corporate-governance.

The Audit Committee has responsibility for selecting and evaluating the independent audit firm, which reports directly to the Audit Committee, overseeing the performance of the Corporation’s internal audit function, and assisting the Board of Directors in its oversight of enterprise risk management including privacy and data security.

Management has primary responsibility for the Corporation’s consolidated financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Corporation’s internal auditors, for assessing the effectiveness of the Corporation’s internal control over financial reporting.  KPMG LLP (“KPMG”), the Corporation’s independent registered public accounting firm since 2015, is responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of the consolidated financial statements with generally accepted accounting principles in the United States, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and work with KPMG’s lead partner, who was appointed in 2015.

The Audit Committee also oversees management’s processes to identify and quantify material risks facing the Corporation, including risks disclosed in the Corporation’s Annual Report on Form 10-K. The Audit Committee meets regularly with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, the evaluation of the Corporation’s internal control over financial reporting and the overall quality of the Corporation’s accounting.

Management represented to the Audit Committee the Corporation's consolidated financial statements for fiscal year ended December 30, 2017 were prepared in accordance with generally accepted accounting principles.  The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.  Management has also represented it has assessed the effectiveness of the Corporation’s internal control over financial reporting, and has determined that, as of December 30, 2017, the Corporation maintained effective internal control over financial reporting.  The Audit Committee has reviewed and discussed with management and KPMG this assessment.  The Audit Committee has also discussed with KPMG its evaluation of the accounting principles, practices and judgments applied by management, and any items required to be communicated to it by KPMG in accordance with regulations promulgated by the SEC and the PCAOB including the matters required to be discussed by PCAOB Auditing Standard No. 1301.

The Audit Committee received and reviewed the written disclosures and the letter from KPMG required by the PCAOB regarding KPMG's communications with the Audit Committee concerning independence and discussed with KPMG its independence.  The Audit Committee also concluded the provision of non-audit services by KPMG is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the consolidated financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 30, 2017.

AUDIT COMMITTEE

Cheryl A. Francis, Chairperson
Larry B. Porcellato
Abbie J. Smith

FEES INCURRED FOR KPMG LLP

The following table sets forth the aggregate fees billed to the Corporation for the audit and other services provided by KPMG for fiscal 2017 and fiscal 2016:

Fee Category	Fiscal 2017	Fiscal 2016
Audit Fees (1)	$1,800,000	$1,469,000
Audit-Related Fees (2)	5,000	51,829
Tax Fees (3)	50,118	196,137
All Other Fees (4)	41,925	—
Total	$1,897,043	$1,716,966

(1)
Audit Fees represent fees for professional services provided in connection with the audit of the annual financial statements, review of quarterly financial statements and audit services provided in connection with other statutory and regulatory filings or engagements.

(2)	Audit-Related Fees represent accounting consultations.
(3)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.
(4)	All Other Fees represent fees for services other than the services reported in Audit Fees, Audit-
Related Fees, and Tax Fees.

Pre-Approval of Fees

The Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve audit related and other services not prohibited by law to be performed by the Corporation's independent registered public accountant and associated fees.  The delegated member or members must report any such pre-approvals to the Audit Committee at its next scheduled meeting.  All of the KPMG fees incurred in fiscal 2017 and fiscal 2016 were approved by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our CD&A describes the key features of our executive compensation program and the Compensation Committee's approach in deciding 2017 compensation for our Named Executive Officers:

Name	Position
Stan A. Askren	Chairman, President and Chief Executive Officer, HNI Corporation
Marshall H. Bridges	Chief Financial Officer; Senior Vice President, HNI Corporation
Kurt A. Tjaden	President HNI International; Senior Vice President, HNI Corporation (Former Chief Financial Officer)
Jeffrey D. Lorenger	President, Office Furniture, HNI Corporation
Vincent P. Berger	President, Hearth & Home Technologies; Executive Vice President, HNI Corporation
Jerald K. Dittmer	Senior Vice President, Strategic Development

The CD&A is divided into four parts:
1.	Executive Compensation Overview
2.	Executive Compensation Objectives and Governance
3.	Executive Compensation Elements
4.	Additional Compensation Programs and Policies

1. Executive Compensation Overview

Primary Compensation Elements
The primary elements of our compensation program are base salary, and annual and long-term performance-based incentive opportunities.  These primary elements were chosen to attract the best talent and drive long-term shareholder value creation.

Element	Description	Purpose
Base Salary (see page 19)	Annual cash compensation.	Compensation for expected day-to-day responsibilities. Pay adjustments are based on capabilities, responsibilities and market factors.
Annual Incentive Opportunity (see page 20)	Targeted variable compensation equal to a percentage of base salary paid once a year and based 80% on financial performance and 20% on individual objectives.	Focus executives on annual performance goals, typically financially driven.
Long-term Incentive Opportunity (see page 22)	Variable performance compensation typically in the form of stock options and cash earned at the end of a three-year period based on economic profit goals.	Align executives' decisions with long-term shareholder value creation. Promote executive retention.

Other Key Compensation Practices
The Compensation Committee regularly reviews developments in executive compensation and governance and adjusts our practices and policies.

HNI Compensation Practices
What We Do
Pay for performance	✓	A large majority of executive compensation is based on achievement of long-term value creation.
Stock ownership guidelines	✓	Stock ownership guidelines require the CEO to hold shares valued at 5x base salary and other Named Executive Officers at 3x base salary.
Double trigger change in control	✓	Both a change in control and involuntary termination are required for the change in control agreement to take effect.
Clawback policy	✓	Performance-based compensation, under certain circumstances, will be canceled or reclaimed if an executive engages in fraud or financial misconduct.
Anti-hedging policy	✓	Officers and directors are prohibited from engaging in hedging or pledging transactions with respect to HNI stock.
Independent compensation consultant	✓	The Compensation Committee engages an independent compensation consultant who works only for the Committee, and not for management.
Annual shareholder Say on Pay	✓	The Corporation holds an annual advisory vote regarding Named Executive Officer compensation.
Annual compensation risk assessment	✓	The Compensation Committee reviews a risk assessment of the Named Executive Officer compensation program every year.
What We Don't Do
No repricing of underwater options	✗	Underwater options are not repriced or replaced.
No perquisites	✗	Perquisites are not provided to executives or directors.
No employment contracts	✗	Neither the CEO nor any other Named Executive Officers have an employment contract.
No dividends on unearned performance awards	✗	Dividends are not paid on restricted stock units.
No supplemental executive benefits	✗	Executive officers are not offered additional benefits beyond those generally available to all members.

2. Executive Compensation Objectives and Governance

Philosophy and Objective
The Corporation's Board believes in aligning the compensation of the Corporation's leadership with creating long-term value for shareholders and other important stakeholders, including members and customers.  Governance of the executive compensation program, including hands-on involvement of the Compensation Committee, is guided by this principle.

Pay for Performance
The executive compensation program for 2017 highlights the Corporation's pay for performance philosophy, with a large majority of each senior executive's compensation tied to the achievement of long-term value creation, awarded through performance-based annual and long-term awards and stock options.  Shareholders have continued to voice their support for the Corporation's pay for performance compensation program— over 97% of votes cast in last year's Say on Pay vote approved the compensation of the Named Executive Officers.

The Corporation believes economic profit is the best indicator of long-term shareholder value creation and uses economic profit to measure financial performance goal achievement under the annual and long-term incentive plans.  Economic profit is defined as after-tax operating profit less a charge for invested capital.  Economic profit promotes the simultaneous optimization of growth, earnings and capital efficiency.

Pay Mix
For 2017, the target compensation mix for the CEO and other Named Executive Officers is shown below.  Approximately 81% of CEO compensation and 71% of all other Named Executive Officers' compensation is considered variable based on achieving financial and strategic objectives.

Compensation Committee and Independent Directors
The Compensation Committee is responsible for the oversight of the Corporation's executive compensation programs. The Compensation Committee reviews and recommends to the Board for approval by the independent Directors all elements of the CEO's compensation.  For the other Named Executive Officers, the Compensation Committee considers recommendations from the CEO and approves all elements of compensation except equity grants, which the Compensation Committee recommends for approval by the independent Directors.

The Corporation's Member and Community Relations, Law, and Finance Departments support the Compensation Committee and the Board in a variety of ways related to executive compensation, including conducting executive compensation benchmarking, preparing compensation-related materials and providing updates on corporate governance laws and best practices.

The Compensation Committee occasionally retains an outside compensation consultant to provide recommendations for structuring and designing the Corporation's executive compensation program, selecting a peer group for benchmarking, and establishing competitive incentive award targets.  The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as the compensation consultant in 2017 and determined, based on an analysis of relevant factors including those required by the SEC, FW Cook had no conflict of interest in providing services to the Compensation Committee.

Compensation Program Changes in 2017
The HNI Corporation Annual Incentive Plan includes targets that are 20% based on individual objectives and 80% based on financial performance.  In 2017, the 20% individual objectives component of the Annual Incentive Plan was based on achievement of the Board-approved organic sales plan; in 2016, this 20% was based on achievement of individual objectives focused on matters having a significant impact on each executive's individual area of responsibility.  The remaining 80% of the award continues to be based on financial performance.

Benchmarking with Market Data

CEO Benchmarking
The Compensation Committee compares our CEO compensation to the below-listed peer companies.  The Compensation Committee includes companies in similar industries or with a similar level of business complexity, manufacturing approach, or go-to market structure with whom we may compete for talent.  Additionally, the Compensation Committee considers the relative size of the companies, including market capitalization and net sales, business models featuring decentralized operating units, and employee headcount. In 2017, the Compensation Committee decided to maintain the same peer group as 2016.

Company	Annual Revenues ($ billions)	Company	Annual Revenues ($ billions)
Carlisle Companies Incorporated	$3.9	Donaldson Company, Inc.	$2.5
Leggett & Platt, Incorporated	$3.9	Lincoln Electric Holdings Inc.	$2.4
Snap-On Incorporated	$3.9	Herman Miller, Inc.	$2.3
Lennox International Inc.	$3.8	Kennametal Inc.	$2.1
Regal Beloit Corporation	$3.3	Briggs & Stratton Corporation	$1.8
Steelcase Inc.	$3.1	Armstrong World Industries, Inc.	$1.3
A.O. Smith Corporation	$3.0	Actuant Corporation	$1.1
Valmont Industries	$2.7	Knoll Inc.	$1.1
HNI Corporation annual revenue: $2.2 Billion.

At the direction of the Compensation Committee, FW Cook conducted a comprehensive compensation analysis for chief executive officers of peer group companies ("CEO Compensation Review") in 2015. The Compensation Committee utilized the CEO Compensation Review to establish the elements and targets of the CEO's compensation for 2017, taking into account a 3% annual increase to the base salary data. The target for base salary, annual incentive, long-term incentive and total CEO compensation is set at the median of the peer group.

While the Compensation Committee reviews compensation levels and practices every year, it requests a thorough market analysis every two years as pay practices and market pay ranges do not change dramatically over a one year period.  In late 2017, the Compensation Committee engaged FW Cook to provide a comprehensive compensation analysis which was utilized in setting the CEO's compensation for 2018.

Market Data for Other Named Executive Officers
The Compensation Committee annually assesses base salary and annual and long-term incentive compensation data compiled from the following commercially available compensation survey reports (collectively, the "Survey Reports"):

•	Willis Towers Watson, U.S. Compensation Data Bank – General Industry Executive Database, Single Regression Report;
•	Mercer Human Resource Consulting – US Mercer Benchmark Database, Executive Compensation Survey; and
•	Willis Towers Watson Data Services – CompSource Online, Survey Report on Top Management Compensation.

In 2017, the Compensation Committee followed its regular process of using the Survey Reports in reviewing the elements and targets of the Named Executive Officers' compensation (except the CEO), considering the responsibilities and capabilities of each executive officer.

3. Executive Compensation Elements

Base Salary
For 2017, the base salary for each Named Executive Officer was appropriately indexed from the market median for the relevant position.  Mr. Askren’s base salary was set slightly above the market median in recognition of his demonstrated leadership, track record of performance over multiple economic cycles, significant capabilities highly relevant to the businesses and operations of the Corporation, and his additional role as Chairman of the Board.

Actual base salaries may be higher or lower than the market median based on the following factors, which are considered annually by the Compensation Committee (and independent Directors in the case of the CEO's base salary) when determining changes in base salary:

•	demonstrated growth, development and advancement;
•	individual performance and competency; and
•	value of experience both in service to the Corporation and other experience.

The Compensation Committee conducts the CEO's annual base salary review at the February Board meeting and all independent Directors participate with the Compensation Committee in this review.  For other executive officers, the Compensation Committee normally approves base salary changes annually at the Board meeting prior to the anniversary date of each officer's appointment.

Based on a combination of performance, personal growth and market factors, the Compensation Committee (and with respect to the CEO's base salary, the independent Directors) awarded the following base salaries:

Name	2016 Annual Base Salary ($)	2017 Annual Base Salary ($)	Increase ($)	Increase (%)	Approximate Market Median Annual Base Salary ($)	2017 Base Salary as Percentage of Market Median (%)
Stan A. Askren	1,135,654	1,181,080	45,426	4.0	1,010,215	117
Marshall H. Bridges	264,992	385,000	120,008	45.3	473,904	81
Kurt A. Tjaden	440,490	456,000	15,510	3.5	434,136	105
Jeffrey D. Lorenger	467,220	600,000	132,780	28.4	621,313	97
Vincent P. Berger	350,000	385,000	35,000	10.0	429,515	90
Jerald K. Dittmer	491,930	508,163	16,233	3.3	500,799	101

The increases awarded to Messrs. Askren, Tjaden and Dittmer were generally consistent with the average increase for members across the Corporation.  Messrs. Bridges and Lorenger received base salary increases consistent with their promotions.  Mr. Berger’s increase was slightly above the Corporation’s average increase as a result of his continued growth and development in leading Hearth & Home Technologies.

Annual Incentive
The Named Executive Officers are eligible for annual incentive compensation under the Annual Incentive Plan.  The Annual Incentive Plan design encourages focus by the Named Executive Officers on both annual financial achievements and individual objectives aligned with the Corporation's strategic plan.

For 2017, key features of the Annual Incentive Plan were:

Award Target as a % of Base Salary		Basis of Award Achievement
Chairman and CEO	120%	Achievement of Financial Goals	80%
Other Named Executive Officers*	75%	Attainment of Individual Organic Sales Goals	20%
*In conjunction with his position change, Mr. Dittmer's award target was changed to 70% of his base salary effective November 6, 2017.

The CEO's annual incentive compensation award target is a greater percentage of base salary than the targets for the other Named Executive Officers because the CEO has the greatest potential impact on the Corporation’s annual performance.

The awards are paid in February following the year in which they are earned.  Termination of employment other than due to death, disability, retirement or a change in control of the Corporation prior to the end of the year in which an award is earned results in loss of outstanding awards.  The awards are paid in cash unless the executive requests and the Compensation Committee approves taking all or part of the payment in the form of Common Stock or the Compensation Committee determines the executive's stock ownership does not reflect appropriate progress toward the executive's ownership guideline.

Under the Annual Incentive Plan, the Corporation achieved economic profit of $22.4 million in 2017. The following table sets forth aggregate payouts under the Annual Incentive Plan for each Named Executive Officer for 2017:

Name	Annual Incentive Compensation Award Target ($)	Actual Award Payout Attributable to Financial Goals ($)	Actual Award Payout Attributable to Individual Objectives ($)	Total Payout ($)	Actual Payout as % of Target (%)
Stan A. Askren	1,417,296	0	192,752	192,752	13.6
Marshall H. Bridges*	283,197	2,399	39,181	41,580	14.7
Kurt A. Tjaden	342,000	340,316	56,825	397,141	116.1
Jeffrey D. Lorenger	450,000	72,900	87,300	160,200	35.6
Vincent P. Berger	288,750	168,630	53,130	221,760	76.8
Jerald K. Dittmer*	377,213	0	57,336	57,336	15.2
*Messrs. Bridges and Dittmer experienced changes in their annual incentive targets during 2017, related to their position changes. Amounts above reflect actual 2017 target opportunity and payout amounts based on the number of weeks spent in each position (and therefore at each target level) in 2017.

Each Named Executive Officer received the 2017 Annual Incentive Plan award payout in cash.

Financial Performance Goals
The Compensation Committee uses the annual financial plan, approved by the Board in February, to establish economic profit goals for the Corporation and financial goals for each core business unit.  Economic profit goals are based on strategic opportunities with consideration of current market conditions (e.g., strength of the housing market, global economy or corporate earnings) and business opportunities (e.g., launch of new product line or integration of recently acquired business).

Payout ranges are set between 0% and 200% of the economic profit target with an achievement threshold of 35% to receive a minimum payout.  Payout levels are expected to be between 80% and 120% of target in most years and average approximately 100% of target over time.  The Compensation Committee establishes the target level of economic profit as an aggressive but achievable goal for the Corporation as a whole or any business unit based on economic and competitive conditions at the time goals are established.

Messrs. Askren and Bridges are eligible for awards based on the financial performance of the Corporation while Messrs. Tjaden, Lorenger, Berger, and Dittmer are eligible for awards based on the financial performance of each executive's individual area of responsibility (one or more business units).  This structure aligns executives' interests with the financial performance of their relevant areas of responsibility.

For 2017, the economic profit goal for the Corporation was $62.3 million, and actual economic profit achievement was $22.4 million, resulting in 0% payout as reflected in the table below.  Economic profit achievement for the Corporation was below the threshold, and therefore Mr. Askren did not receive a payout under the financial portion of the Annual Incentive Plan for 2017.  Mr. Bridges did not receive a payout based on the economic profit achievement of the Corporation, but did receive a pro rata payout for the three week period preceding his promotion in 2017, when his award was based on a lower target percentage and on the economic profit achievement of the Contract Furniture Group.

Economic Profit Achievement ($M)	Financial Component of Annual Incentive Compensation Award – Payout (%)
Less than 48.2	0%
48.2	35%
62.3	100%
74.2	200%

The financial component of Mr. Tjaden's annual incentive compensation award is based on achievement of the economic profit goals of HNI Corporation for a portion of the year and of certain financial metrics of HNI International for the remainder of the year, prorated according to his position change from Chief Financial Officer to President, HNI International. The financial component of Mr. Lorenger's annual incentive compensation award is based on achievement of the economic profit goals of the Contract Furniture Group for a portion of the year and the Office Furniture segment for the remainder of the year, prorated according to his position change from Executive Vice President, HNI Corporation; President, Contract Furniture to President, Office Furniture,

HNI Corporation. The financial component of Mr. Berger's annual incentive compensation award is based on the achievement of the economic profit goals of Hearth & Home Technologies. The financial component of Mr. Dittmer's annual incentive compensation award is based on the achievement of the economic profit goals of The HON Company. The Corporation considers the financial goals and achievements of these business units competitively sensitive and does not disclose them, or individual operating company results, publicly.

As for all Named Executive Officers, the financial performance goals for Messrs. Tjaden, Lorenger, Berger and Dittmer are set aggressively and require superior performance by the officers and their corresponding business units and areas of responsibility.  Nonetheless, because the Corporation and Board expect superior performance on a consistent basis, Messrs. Tjaden, Lorenger,  Berger and Dittmer are expected to achieve 100% of target over time on the financial component of their respective annual incentive compensation awards under the Annual Incentive Plan.

Individual Objectives
Each Named Executive Officer's individual objectives are based on broad strategic objectives of the Corporation or one or more business units and are defined and measured within the year.  The independent Directors annually review and approve the CEO's individual objectives.  The CEO annually reviews and approves the individual objectives of each other Named Executive Officer.

In 2017, each Named Executive Officer's individual objectives were based on organic sales growth targets of the Corporation or one or more business units.

At year-end, the CEO evaluates Named Executive Officers' performance against their individual objectives and recommends an achievement percentage for Compensation Committee approval.  Achievement percentages for individual objectives range from 0% to 125%. The independent Directors, after reviewing the CEO's self-evaluation, determine the achievement percentage of the CEO's individual objectives.

The Compensation Committee and the CEO (and with respect to the CEO, the independent Directors) determined the Named Executive Officers delivered results on the stated goals resulting in attainment of individual objectives from 68% to 98%.

Long-Term Incentive
In 2017, 75% of each Named Executive Officer's long-term incentive compensation opportunity was granted in stock options, vesting in February 2021, and 25% was granted in performance-based cash awards earned over three annual performance periods.

Long-term incentive compensation is designed to focus executives on long-term value creation for shareholders measured by objective financial performance metrics and long-term stock price appreciation and incent executives to remain with the Corporation.  Long-term incentive compensation is provided through:

•	annual performance-based awards with rolling three-year performance periods under the HNI Corporation Long-Term Performance Plan; and
•
annual equity grants to select executives, including all Named Executive Officers, under the 2007 Stock-Based Compensation Plan (the "2007 Stock Plan") and going forward under the 2017 Stock-Based Compensation Plan (the "2017 Stock Plan" and together with the 2007 Stock Plan, the "Stock Plans").

The two types of long-term incentive compensation provide an appropriate balance between emphasizing financial performance (Long-Term Performance Plan awards) and stock price performance (stock options).  The Compensation Committee and the Board annually evaluate and approve the participants' target awards to ensure alignment with the Corporation's incentive compensation philosophy.

The table below shows the total long-term incentive compensation award opportunities for each Named Executive Officer.

Name	Total Long-Term Incentive Compensation Target ($)	Total Long-Term Incentive Compensation Award Target (% of Annual Base Salary at Time of Award)
Stan A. Askren	3,543,240	300
Marshall H. Bridges	577,500	150
Kurt A. Tjaden	660,735	150
Jeffrey D. Lorenger	981,162	200
Vincent P. Berger	437,500	125
Jerald K. Dittmer	983,859	200

Stock Option Awards
Under the Stock Plans, the Board grants stock options with an exercise price equal to the closing price of a share of Common Stock on the date of grant.  Annual grants typically occur at the February Board meeting.  The Board may grant stock options, Long-Term Performance Plan awards or restricted stock units throughout the year for a new hire, a significant promotion or other special circumstances.  The amount of income realized by an executive from an option is equal to the stock appreciation between the grant and the exercise dates, which aligns the interests of the Named Executive Officers with long-term value creation for shareholders.  Stock option grants are limited to a group of executives (63 in 2017, including all Named Executive Officers) who have the ability through their leadership and strategic actions to significantly impact the Corporation's long-term performance and, consequently, its stock price.  In its history, the Corporation has never re-priced stock options.

The Corporation uses the Black-Scholes option valuation method to calculate the number of options granted, which is based on the targeted dollar value of the award.  All stock options cliff-vest four years and expire ten years after the date of grant.  Early termination of employment other than due to death, disability, retirement or a change in control of the Corporation results in forfeiture of unvested option awards and a reduction in the exercise period of vested option awards.  This policy is designed to motivate executives to focus on long-term value creation and support retention.

The Board granted stock options to each Named Executive Officer on February 15, 2017.  The exercise price for stock options, which is the closing price of a share of Common Stock on the date of grant, was $46.62 per share.  See the following option valuation table for additional details regarding stock option awards in 2017 for each Named Executive Officer:

Name	Targeted Value of Stock Options Granted in 2017 ($)(1)	Stock Options Granted (#)
Stan A. Askren	2,396,340	166,297
Marshall H. Bridges	390,569	27,104
Kurt A. Tjaden	446,869	31,011
Jeffrey D. Lorenger	663,581	46,050
Vincent P. Berger	295,881	20,533
Jerald K. Dittmer	665,396	46,176

Notes
(1)
The Black-Scholes option value for award purposes was $15.98 and differs from the Black-Scholes option value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation ("FASB ASC Topic 718"), for financial statement reporting purposes ($14.41).  The difference between the Black-Scholes option value for award purposes and for financial statement reporting purposes results from utilizing a ten-year option life when calculating the value of an award and a six-year expected option life when reporting the value of the award under FASB ASC Topic 718.  Utilization of the ten-year option life when calculating the value of an award results in fewer options granted to executives due to the higher option value produced.

Cash Awards
Actual performance is measured each year, with one-third of the cash award earned based on economic profit achievement in each of the three years covered by the plan. Achievement for each year may range from 0% to 200% of the annual award target, with a 25% threshold level. Economic profit achievement representing a 100% payout level is established as an aggressive but achievable goal for the Corporation based on economic and competitive conditions at the time goals are established.  Payout levels are expected to average approximately 100% across multiple performance periods and failure to achieve a 25% payout level or achievement of a 200% payout level will occur infrequently.

Under the Long-Term Performance Plan, economic profit is defined as after-tax operating profit less a charge for invested capital, with cash normalized to a fixed amount for purposes of the calculation.  This calculation differs from the Annual Incentive Plan to adjust for the length of each plan's performance period.  For example, the impact of restructuring is included in the Long-Term Performance Plan calculation because the benefits can be captured during the plan's three-year performance period, but is excluded from the Annual Incentive Plan because the benefits are realized outside the one-year performance period.

The 2017-2019 Plan award covers a three-year performance period (2017, 2018 and 2019). The Compensation Committee recommended, and the Board approved, the economic profit goals for each year in the performance period in February 2017. No portion of the award will be paid out until the first quarter of 2020, and a Named Executive Officer must remain continuously employed by the Corporation (other than leaving employment as a result of death, disability, retirement or in connection with a change in control of the Corporation) through the last day of fiscal year 2019 to receive a payout.

Economic profit achieved by the Corporation in 2017 was measured against (i) the performance goal for the first year of the 2017-2019 Plan, (ii) the performance goal for the second year of the Long-Term Performance Plan for 2016-2018 (the "2016-2018 Plan") and (iii) the final year of the Long-Term Performance Plan for 2015-2017 (the "2015-2017 Plan").  For 2017, the Corporation's economic profit was:

•	($24.1) million under the 2017-2019 Plan, resulting in an earned award of 0% for 2017;
•	($25.1) million under the 2016-2018 Plan, resulting in an earned award of 0% for 2017; and
•	($25.1) million under the 2015-2017 Plan, resulting in an earned award of 0% for 2017.

The difference between the economic profit for 2017 under the three plans is attributable to the use of a different weighted average cost of capital assumption (as one target was set in 2015, one was set in 2016 and the other in 2017) and the treatment of the economic profit impact of an acquisition.  A discussion of the 2015-2017 and 2016-2018 Plans was contained in the Proxy Statement for the 2016 Annual Meeting and the 2017 Annual Meeting, respectively. The following table represents the Economic Profit targets set for the 2017 year under the three plans.

2017 Economic Profit Matrix

Payout %	2017-2019 Plan ($M)	2016-2018 Plan ($M)	2015-2017 Plan ($M)
25%	25	45	58
100%	45	69	91
200%	71	84	130

The economic profit target and payouts for 2017 differ between the 2017-2019 Plan, the 2016-2018 Plan and the 2015-2017 Plan as a result of the Compensation Committee recommending, and the Board approving, an economic profit target for each year in a Long-Term Performance Plan at the beginning of the Long-Term Performance Plan (e.g., the 2017 economic profit target under the 2015-2017 Plan was set in February 2015).  The differences in target value result primarily from changing assumptions on national and global economic performance as well as an additional year of actual performance for the Corporation.

The Named Executive Officers earned the following amounts under the Long-Term Performance Plan based on 2017 performance:

Name	Long-Term Performance Plan	Target Award for 2017 Performance Period ($)	Actual 2017 Performance Period Achievement (%)	Award Earned for 2017 Performance Period Achievement ($)
Stan A. Askren	2017-2019	295,270	0	—
	2016-2018	283,913	0	—
	2015-2017	271,688	0	—
	Total	850,871	0	—
Marshall H. Bridges	2017-2019	48,125	0	—
	2016-2018	33,124	0	—
	2015-2017	31,850	0	—
	Total	113,099	0	—
Kurt A. Tjaden	2017-2019	55,061	0	—
	2016-2018	52,944	0	—
	2015-2017	50,907	0	—
	Total	158,912	0	—
Jeffrey D. Lorenger	2017-2019	81,764	0	—
	2016-2018	77,870	0	—
	2015-2017	65,202	0	—
	Total	224,836	0	—
Vincent P. Berger	2017-2019	36,458	0	—
	2016-2018	37,500	0	—
	2015-2017	37,500	0	—
	Total	111,458	0	—
Jerald K. Dittmer	2017-2019	81,988	0	—
	2016-2018	79,292	0	—
	2015-2017	66,777	0	—
	Total	228,057	0	—

4. Additional Compensation Programs and Policies

The descriptions below summarize other compensation and retirement plans in which Named Executive Officers are eligible to participate.  These plans do not change significantly from year to year, and other than participation in the Supplemental Income Plan ("SIP"), do not involve annual compensation decisions by the Compensation Committee or the Board.

Supplemental Income Plan
The SIP provides a benefit to the plan's participants, including the Named Executive Officers, equal to amounts the participants would have received had the Corporation's qualified plan and cash profit-sharing benefits not been subject to statutory compensation caps, except no income attributable to the Long-Term Performance Plan is considered.  The SIP is available to select executives, approved by the Board, who consistently earn income above compensation caps on the qualified plan (i.e., 401(k) plan) and cash profit-sharing benefits.  The 2017 statutory compensation limit for qualified plan and cash profit-sharing benefits was $270,000.  Any compensation in excess is excluded from the eligible earnings used to calculate benefits.

In 2017, the Compensation Committee determined all SIP benefits would be in the form of shares of Common Stock.  The SIP shares cannot be transferred while the participant is employed by the Corporation.  The number of shares of Common Stock is calculated by dividing the amount of the benefit by the closing price of a share of Common Stock on the date the benefit is paid, with cash payable in lieu of a fractional share.  Participation in the SIP is provided to assure overall competitiveness of the executive compensation program.

Deferred Compensation Plan
Executives eligible for compensation under the Annual Incentive Plan, which include all Named Executive Officers, are eligible to participate in the HNI Corporation Executive Deferred Compensation Plan ("Deferred Plan").  The Deferred Plan allows executives to voluntarily defer base salary, Annual Incentive Plan awards, Long-Term Performance Plan awards, SIP benefits and other amounts.  Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to a notional stock account in the form of nonvoting share units fluctuating in value based on the price increase or decrease of Common Stock and earning dividends distributed to all shareholders.  The dividends are automatically reinvested for each participant to acquire additional nonvoting share units.  For any cash compensation deferred to the notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of Common Stock on the date the compensation would have otherwise been paid.  Each participant elects, on an annual basis, the date or dates of distribution (i.e., a participant can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any deferred amounts.  During 2017, Mr. Askren was the only Named Executive Officer who participated in the Deferred Plan.

Profit-Sharing Retirement Plan
Each Named Executive Officer participates in the HNI Corporation Profit-Sharing Retirement Plan (the "Retirement Plan"), a defined contribution plan generally available to all members. Members are eligible to make voluntary contributions immediately upon hire.  One year of service is typically required to be eligible for employer contributions.  Each Named Executive Officer is eligible for employer contributions.  These contributions are reflected in the "All Other Compensation" column of the Summary Compensation Table.

Cash Profit-Sharing
Each Named Executive Officer is eligible for distributions under the Corporation's cash profit-sharing program.  Cash profit-sharing is paid based on the profitability of a member's business unit.  Members are generally eligible to participate after completion of one year of continuous service.  Cash profit-sharing amounts paid to the Named Executive Officers are reflected in the "Bonus" column of the Summary Compensation Table.

Change in Control, Post-Employment and Other Events
The Named Executive Officers and a few other key executives have a Change In Control Employment Agreement ("CIC Agreement") with the Corporation.  Upon a change in control, retirement, death or disability, certain awards granted under the Annual Incentive Plan, the Long-Term Performance Plan and the Stock Plans vest or are payable and are not conditioned on a termination of employment.  See "Potential Payments Upon Termination or Change in Control" for a discussion of these items.

Perquisites
Consistent with its longstanding culture, the Corporation does not provide executives with any special or unique perquisites, for example company cars or club memberships.  Relocation assistance is provided to executives under a relocation program broadly available for members transferred within the Corporation and newly-hired professional members.  Executives participate in the same health, retirement, profit-sharing, disability and life insurance programs and member stock purchase plan as other members.

Anti-Hedging Policy
The Corporation's policy prohibits officers (including the Named Executive Officers) or Directors from hedging their ownership of the Corporation's Common Stock (including prepaid variable forwards, equity swaps, collars and exchange funds), engaging in short sales or purchasing put or call options, pledging shares of the Corporation's Common Stock, holding shares in a margin account or engaging in short-term transactions.  This policy is designed to ensure alignment of officers and Directors with shareholders and requires them to bear the full economic risk of share ownership.

Executive Stock Ownership Guideline
The Board has adopted an Executive Stock Ownership Guideline based on the belief key executives should have a significant ownership interest in the Corporation's stock.  Under the guideline, ownership levels are provided for executives to acquire and hold a recommended ownership interest in the Corporation's stock based on their position and compensation level.  The guideline is intended to align the interests of key executives with shareholder interests.  The guideline ownership levels in effect for 2017 are shown below:

Position	$ Value of Shares
Chairman of the Board, President and CEO	5.0 x Base Salary
Operating Company (Unit) Presidents, Chief Financial Officer, and Executive and Senior Vice Presidents	3.0 x Base Salary
Other Officers	2.0 x Base Salary

Executives are encouraged to reach their respective stock ownership level within five years of the date the individual assumes an executive position covered by the guideline.  The Compensation Committee annually reviews each executive's progress toward the goal.  The Compensation Committee can specify a percentage of the executive's annual incentive compensation be paid in shares of Common Stock if it determines an executive is not achieving appropriate progress toward the goal.  The guideline credits executives with vested, in-the-money options held by executives under the Corporation's compensation plans.  As of the end of 2017, each Named Executive Officer was in compliance with the Corporation's stock ownership guideline.

Executive Compensation Clawback
If financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based compensation paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct leading to the restatement and may, to the extent permitted by law, seek repayment of amounts paid in excess of amounts based on restated financial results.

Tax Deductibility of Executive Compensation
The Corporation typically seeks to maximize the tax deductibility of components of executive compensation where appropriate.  Section 162(m) of the Internal Revenue Code generally limits the ability of public companies to deduct compensation in excess of $1,000,000 paid annually to certain executive officers.  Section 162(m) exempts qualifying performance-based compensation from this limit with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to a binding written agreement in effect on November 2, 2017.  Accordingly, the portion of the 2017 Annual Incentive Plan award linked to financial performance and any Long-Term Performance Plan and stock option awards complied with the exception to Section 162(m) and were not considered in determining the $1,000,000 limit.  In 2017, a portion of Mr. Askren’s compensation exceeded the Section 162(m) limit and was not deductible by the Corporation.  In 2018, the Compensation Committee will be reviewing the Tax Cuts and Jobs Act signed into law on December 22, 2017, which repealed the exemption from 162(m)'s deduction limit for performance-based compensation, and the Act's application and impact, if any, on HNI's compensation programs.

Impact of Prior Compensation in Setting Elements of Compensation
Prior compensation of the Named Executive Officers does not generally impact how elements of current compensation are set.  The independent Directors and the Compensation Committee believe the competitive environment mandates current total compensation be sufficient to attract, motivate and retain top management.  The Compensation Committee analyzes outstanding equity grants, outstanding Annual Incentive Plan and Long-Term Performance Plan awards and ownership of Common Stock for each Named Executive Officer to ensure future stock equity grants, Annual Incentive Plan and Long-Term Performance Plan awards, CIC Agreements and other benefits provide appropriate and relevant incentives to the executives.  Based on the current analysis, the Compensation Committee believes prior compensation will not impact the ongoing effectiveness of the compensation objectives.

Say on Pay Vote Results
At the 2017 Annual Meeting, over 97% of the advisory votes cast by shareholders were in favor of the compensation program for Named Executive Officers.  The Compensation Committee carefully considered prior say on pay votes in setting the 2017 compensation of Named Executive Officers.  The Compensation Committee continues to apply substantially the same principles in determining the amounts and structure of executive compensation and its commitment to paying for performance.

Compensation Committee Interlocks and Insider Participation
Members of the Compensation Committee have never been officers or members of the Corporation, and have no relationship with the Corporation other than as Directors and shareholders.  During 2017, no executive officer of the Corporation served as a director, or as a member of any compensation committee, of any other entity that had an executive officer who served on the Board or Compensation Committee.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A, which begins on page 16 of this Proxy Statement, with management, and based on review and discussions, the Compensation Committee recommended to the Board the CD&A be included in this Proxy Statement.

HUMAN RESOURCES AND COMPENSATION COMMITTEE
Ronald V. Waters, III, Chairperson
Mary A. Bell
John R. Hartnett

Summary Compensation Table

The table below shows the compensation awarded to, earned by or paid to each of the Named Executive Officers for 2017, 2016 and 2015.  In accordance with the SEC’s disclosure rules, information regarding compensation for years prior to the year in which an executive became a Named Executive Officer is not included in the table below.  The Corporation does not have employment agreements with any of its executives.  While employed, executives are entitled to base salary, participation in the executive compensation programs identified in the tables below and discussed in the CD&A and other benefits common to all members.  The performance-based conditions associated with Long-Term Performance Plan and Annual Incentive Plan awards as well as salary and bonus in proportion to total compensation are discussed in detail throughout the CD&A, which begins on page 16 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (6)	Option Awards ($) (7)	Non-Equity Incentive Plan Compensation ($) (8)	All Other Compensation ($) (9)	Total ($)
Stan A. Askren Chairman, President and Chief Executive Officer, HNI Corporation	2017	1,174,965	12,002	2,396,340	192,752	371,871	4,147,930
	2016	1,130,011	14,019	2,300,226	2,105,993	359,542	5,909,791
	2015	1,082,510	11,422	1,990,903	2,452,680	345,363	5,882,878
Marshall H. Bridges Chief Financial Officer; Senior Vice President, HNI Corporation (1)	2017	375,769	10,452	390,569	41,580	54,405	872,775
	2016	—	—	—	—	—	—
	2015	—	—	—	—	—	—
Kurt A. Tjaden Senior Vice President, HNI Corporation; President, HNI International (2)	2017	446,157	12,002	446,869	397,141	114,275	1,416,444
	2016	430,064	14,019	428,943	491,983	111,399	1,476,408
	2015	413,524	11,422	373,041	546,424	99,256	1,443,667
Jeffrey D. Lorenger President, Office Furniture (3)	2017	546,354	8,168	663,581	160,200	90,541	1,468,844
	2016	464,898	9,792	630,893	465,804	104,493	1,675,880
	2015	444,550	8,295	477,800	669,506	85,706	1,685,857
Vincent P. Berger President, Hearth & Home Technologies; Executive Vice President, HNI Corporation (4)	2017	372,885	15,954	295,881	221,760	73,938	980,418
	2016	—	—	—	—	—	—
	2015	—	—	—	—	—	—
Jerald K. Dittmer Senior Vice President, Strategic Development (5)	2017	505,354	12,420	665,396	57,336	162,267	1,402,773
	2016	489,441	13,727	642,416	748,923	134,595	2,029,102
	2015	473,007	11,965	489,331	721,323	115,273	1,810,899

Notes
(1)
Mr. Bridges served as Vice President, Finance, Contract Furniture Group prior to his appointment as Chief Financial Officer on January 19, 2017.  Mr. Bridges was promoted from Vice President, HNI Corporation to Senior Vice President, HNI Corporation on February 14, 2018.

(2)	Mr. Tjaden served as Chief Financial Officer prior to his appointment as President, HNI International on January 19, 2017.
(3)	Mr. Lorenger served as Executive Vice President, HNI Corporation; President, Contract Furniture Group prior to his appointment as President, Office Furniture, HNI Corporation on June 7, 2017.
(4)	Mr. Berger was promoted to Executive Vice President, HNI Corporation on February 14, 2018.
(5)
Mr. Dittmer served as Executive Vice President, HNI Corporation; President, The HON Company until his appointment as Senior Vice President, Strategic Development on November 6, 2017.  Mr. Dittmer retired effective February 16, 2018.

(6)	The amounts in this column reflect the payments of cash profit-sharing during calendar years 2017, 2016 and 2015 under the Cash Profit-Sharing program.
(7)
The amounts in this column reflect the aggregate grant date fair value of stock options granted in 2017, 2016 and 2015 under the 2007 Stock Plan computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculations of these amounts are included in the footnote titled "Stock-Based Compensation" to the Corporation's audited financial statements for:  (i) 2017 included in the Corporation's Annual Report on Form 10-K for the year ended December 30, 2017; (ii) 2016 included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2016; and (iii) 2015 included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2015.

(8)
The amounts in this column include incentive compensation awards earned for the 2017 fiscal year under the Annual Incentive Plan and each of the active Long-Term Performance Plans (LTPP); the 2015-2017 Plan, the 2016-2018 Plan and the 2017-2019 Plan. Equivalent amounts are included for 2016 and 2015 fiscal years. The awards earned in 2017 were paid in February 2018 and were subject to continuous employment through the last day of 2017. The 2016-2018 LTPP will not be paid until 2019 and is subject to continuous employment through the last day of 2018.  The 2017-2019 LTPP will not be paid until 2020 and is subject to continuous employment through the last day of 2019.The breakdown between the Annual Incentive Plan and the Long-Term Performance Plan awards for 2017 is as follows:  Mr. Askren - $192,752 under the Annual Incentive Plan, and $0 under each of the three active long-term plans; Mr. Bridges -  $41,580 under the Annual Incentive Plan and $0 under each of the three active long-term plans; Mr. Tjaden - $397,141 under the Annual Incentive Plan, and $0 under each of the three active long-term plans;  Mr. Lorenger -  $160,200 under the Annual Incentive Plan,  and $0 under each of the three active long-term plans; Mr. Berger - $221,760 under the Annual Incentive Plan,  and $0 under each of the three active long-term plans; Mr. Dittmer -  $57,336 under the Annual Incentive Plan,  and $0 under each of the three active long-term plans.

(9)
The amounts in this column include the Corporation's contributions to the Retirement Plan, the dollar value of Corporation-paid life insurance premiums under the Life Insurance Plan, both of which are generally available to all members, and the dollar value of Common Stock paid under the SIP.  Contributions under the Retirement Plan in 2017, 2016 and 2015 were as follows:  Mr. Askren – $23,311; $25,030; $22,547;  Mr. Bridges – $21,870; Mr. Tjaden  – $23,311; $25,030; $22,547; Mr. Lorenger – $19,746; $21,099; $19,639;  Mr. Berger – $23,412; Mr. Dittmer – $23,701 $24,758; $23,052. The dollar value of Corporation-paid life insurance premiums under the Life Insurance Plan in 2017, 2016 and 2015 were $67 per year for each NEO. The dollar values of Common Stock earned under the SIP for 2017, 2016 and 2015 were as follows:  Mr. Askren – $348,493; $334,445; $322,749; Mr. Bridges – $32,467; Mr. Tjaden – $90,896; $86,302, $76,642; Mr. Lorenger –  $70,728; $83,327; $66,000; Mr. Berger – $50,459; and Mr. Dittmer –  $138,499; $109,770; $92,155. The SIP Common Stock for 2017 was issued February 26, 2018; 2016 was issued February 27, 2017; and 2015 was issued February 29, 2016.

Grants of Plan-Based Awards

The table below shows the grants of plan-based awards to the Named Executive Officers during 2017, including stock options granted under the 2007 Stock Plan, Long-Term Performance Plan awards, and Incentive Plan awards.  The aggregate grant date fair value of stock option awards are disclosed on a grant-by-grant basis in the table below.  For additional information on the Annual Incentive Plan and the Stock Plans, see "Annual Incentive" on page 20 and "Long-Term Incentive" on page 22 of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Stan A. Askren
Stock Options	2/15/2017				166,297	46.62	2,396,340
2017-2019 Long-Term Performance Plan		221,453	885,810	1,771,620
Annual Incentive Plan		538,572	1,417,296	2,621,998
Marshall H. Bridges
Stock Options	2/15/2017				27,104	46.62	390,569
2017-2019 Long-Term Performance Plan		36,094	144,375	288,750
Annual Incentive Plan		107,615	283,197	523,914
Kurt A. Tjaden
Stock Options	2/15/2017				31,011	46.62	446,869
2017-2019 Long-Term Performance Plan		41,296	165,184	330,368
Annual Incentive Plan		129,960	342,000	632,700
Jeffrey D. Lorenger
Stock Options	2/15/2017				46,050	46.62	663,581
2017-2019 Long-Term Performance Plan		61,323	245,291	490,582
Annual Incentive Plan		171,000	450,000	832,500
Vincent P. Berger
Stock Options	2/15/2017				20,533	46.62	295,881
2017-2019 Long-Term Performance Plan		27,344	109,375	218,750
Annual Incentive Plan		109,725	288,750	534,888
Jerald K. Dittmer
Stock Options	2/15/2017				46,176	46.62	665,396
2017-2019 Long-Term Performance Plan		61,491	245,965	491,930
Annual Incentive Plan		143,341	377,213	697,844

Outstanding Equity Awards at Year End

The following table shows the Named Executive Officers' outstanding equity awards as of the end of 2017.  All outstanding stock option awards reported in this table cliff-vest four years and expire ten years after the date of grant.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Stan A. Askren	226,909		23.99	2/17/20
	140,842		31.98	2/16/21
	218,364		25.46	2/15/22
	166,166		31.79	2/13/23
		167,791	34.78	2/12/24
		107,908	51.54	2/18/25
		262,883	32.03	2/17/26
		166,297	46.62	2/15/27
Marshall H. Bridges	2,500		10.36	2/23/19
	3,599		31.98	2/16/21
	3,500		31.98	2/16/21
	5,860		25.46	2/15/22
	4,416		31.79	2/13/23
		5,220	34.78	2/12/24
		4,217	51.54	2/18/25
		10,223	32.03	2/17/26
		27,104	46.62	2/15/27
Kurt A. Tjaden	48,000		23.99	2/17/20
	30,412		31.98	2/16/21
	47,151		25.46	2/15/22
	35,709		31.79	2/13/23
		31,289	34.78	2/12/24
		20,219	51.54	2/18/25
		49,022	32.03	2/17/26
		31,011	46.62	2/15/27
Jeffrey D. Lorenger	12,182		23.99	2/17/20
	26,725		31.98	2/16/21
	44,067		25.46	2/15/22
	58,540		31.79	2/13/23
		39,617	34.78	2/12/24
		25,897	51.54	2/18/25
		72,102	32.03	2/17/26
		46,050	46.62	2/15/27
Vincent P. Berger	8,739		23.99	2/17/20
	3,831		31.98	2/16/21
	3,500		31.98	2/16/21
	5,996		25.46	2/15/22
	4,628		31.79	2/13/23
		4,084	34.78	2/12/24
		4,965	51.54	2/18/25
		11,574	32.03	2/17/26
		6,594	44.04	5/10/26
		20,533	46.62	2/15/27

Jerald K. Dittmer	25,750		31.98	2/16/21
	53,143		25.46	2/15/22
	39,956		31.79	2/13/23
		41,042	34.78	2/12/24
		26,522	51.54	2/18/25
		73,419	32.03	2/17/26
		46,176	46.62	2/15/27

Notes
(1)
As of December 30, 2017, vesting dates for each unexercisable stock option award, in descending order, for each Named Executive Officer are as follows: February 12, 2018, February 18, 2019, and February 17, 2020, February 15, 2021. Mr. Berger has a special stock option grant that will vest May 10, 2020.

Option Exercises and Stock Vested

The following table shows information concerning Named Executive Officers' exercise of stock options during 2017.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Stan A. Askren	112,644	3,250,418
Marshall H. Bridges	—	—
Kurt A. Tjaden	—	—
Jeffrey D. Lorenger	—	—
Vincent P. Berger	—	—
Jerald K. Dittmer	—	—
`

Notes
(1) This column is calculated by multiplying the number of shares acquired by the difference between the actual sale price on the date of exercise (or if the shares were retained by the Named Executive Officer, the closing price of a share of Common Stock on the date of exercise) and the exercise price of the stock options.  Mr. Askren exercised the following options in 2017:

Name	Date of Exercise	Number of Shares Acquired on Exercise (#)	Option Exercise Price ($/Sh)	Transaction Type	Sale or Closing Price on Date of Exercise ($/Sh) (1)	Value Realized on Exercise ($)
Stan A. Askren	3/20/2017	2,764	10.36	Exercise and Sell	46.51	99,919
	3/24/2017	3,100	10.36	Exercise and Sell	46.01	110,515
	3/31/2017	5,400	10.36	Exercise and Sell	46.00	192,456
	4/17/2017	11,264	10.36	Exercise and Sell	46.01	401,562
	6/2/2017	11,264	10.36	Exercise and Sell	46.01	401,562
	8/31/2017	12,000	10.36	Exercise and Sell	36.44	312,960
	9/20/2017	12,000	10.36	Exercise and Sell	37.78	329,040
	10/17/2017	12,000	10.36	Exercise and Sell	42.42	384,720
	12/1/2017	4,762	10.36	Sell to Cover	35.21	118,336
	12/04/2017	4,762	10.36	Sell to Cover	34.67	115,764
	12/05/2017	4,762	10.36	Sell to Cover	33.79	111,574
	12/06/2017	4,762	10.36	Sell to Cover	33.50	110,193
	12/7/2017	4,762	10.36	Sell to Cover	33.55	110,431
	12/8/2017	4,762	10.36	Sell to Cover	33.68	111,050
	12/11/2017	4,762	10.36	Sell to Cover	33.66	110,955
	12/12/2017	4,762	10.36	Sell to Cover	34.09	113,002
	12/13/2017	4,756	10.36	Sell to Cover	34.83	116,379
(1) Rounded to nearest penny.

Nonqualified Deferred Compensation

The only Named Executive Officer currently participating in the Deferred Plan is Mr. Askren.  Mr. Askren deferred into the Corporation's notional stock account the after-tax value of his 2016 SIP award, which was granted in February 2017, totaling $326,586 and is reflected in the table below.  The value of Mr. Askren's 2016 SIP award, before taxes, was $334,445.  Mr. Askren's balance in the Deferred Plan as of the end of 2017 was 72,681 nonvoting share units. Unless distributed earlier due to the occurrence of triggering events as described in the Deferred Plan (including death, disability or change in control): (i) a portion of this balance will be distributed upon separation from service, and (ii) the remainder will be distributed the later of (A) January 31, 2021 for a portion of the balance, January 31, 2022 for a portion of the balance, and January 31, 2023 for a portion of the balance, or (B) the date Mr. Askren is no longer employed by the Corporation.

For additional information on the Deferred Plan, see "Additional Compensation Programs and Policies – Deferred Compensation Plan" on page 26 of this Proxy Statement.
Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($) (3)
Stan A. Askren	326,586	(1,022,908)	2,803,318
Marshall H. Bridges	0	0	0
Kurt A. Tjaden	0	0	0
Jeffrey D. Lorenger	0	0	0
Vincent P. Berger	0	0	0
Jerald K. Dittmer	0	0	0

Notes
(1)	The amount of Mr. Askren's contribution before taxes, $334,445, is reflected in the "All Other Compensation" column of the Summary Compensation Table for Mr. Askren's 2016 compensation.
(2)
The reported dollar value is the sum of (i) share price appreciation (or depreciation) in the account balance during 2017 not attributable to contributions, withdrawals or distributions during 2017 and (ii) dividends earned on the account balance during 2017. The share price appreciation (or depreciation) is calculated by first multiplying 63,604, the number of nonvoting share units in Mr. Askren's account at the end of 2016, by $38.57, the closing price of a share of Common Stock on December 29, 2017, the last trading day of 2017; and then subtracting from this amount Mr. Askren's aggregate account balance at the end of 2016 – $3,556,736.  The dividends earned on the account balance during 2017 were $80,621.

(3)
The reported dollar value is calculated by multiplying 72,681, the number of nonvoting share units in Mr. Askren's account at the end of 2017, by $38.57, the closing price of a share of Common Stock on December 29, 2017, the last trading day of 2017.

Compensation Ratio

HNI Corporation designs, manufactures, and sells office furniture and hearth products and related services. The Corporation is organized into a corporate headquarters and operating units with offices, manufacturing plants, distribution centers and sales showrooms in the Americas and Asia Pacific.  As of October 1, 2017, our member population was distributed as follows (all numbers approximate):

Members by Geography:
The Americas	7,600
Asia Pacific	1,400
Total	9,000

The Corporation’s compensation programs vary from region to region.  We are uniquely positioned in our industry as a fully vertically integrated corporation, which requires a wide range of member capabilities and expertise to carry product from design and fabrication through delivery.  Approximately two-thirds of members are compensated on an hourly basis.

CEO pay is closely tied to company performance and is designed to attract and retain talent in a highly-competitive market.  Median member pay is also based on closely monitored competitive labor markets, taking into account a member’s skills and expertise.

Methodology for Calculating Ratio
For purposes of the compensation ratio calculation, we identified our median member based on our worldwide workforce, without regard to location, compensation arrangements, or employment status (full-time versus part-time).  Accordingly, to identify the median annual compensation of our members, as well as to determine the annual total compensation of the “median member” and the CEO, we used the following methodology:

1.	Selected October 1, 2017 as the date upon which we identified the “median member.”
2.
Excluded approximately 400 members who are employed in India and 20 members who are employed in Taiwan from the determination of the “median member,” given the small number of members in those jurisdictions. In total, we excluded less than 5% of our workforce from the calculation.  The member population, after taking into consideration the adjustment, consisted of approximately 8,500 individuals (7,500 U.S. members and 1,000 non-US members).

3.	Annualized the compensation of members hired in 2017.
4.
Applied an exchange rate of 1 Hong Kong Dollar to .1281 U.S. Dollars when calculating member compensation for our Hong Kong location. For members in China, we applied an exchange rate of 1 Chinese Renminbi to .1502 U.S. Dollars. Both exchange rates are as of September 30, 2017.

5.	Selected base salary or wages plus overtime pay for the nine-month period ending September 30, 2017 to measure compensation of the Corporation's members.
6.
For the annual total compensation of the “median member,” we identified and calculated the elements of the member’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $78,272.   The difference between the median member’s wages with overtime pay and the member’s annual total compensation represents an additional three months of wages with overtime pay and the estimated value of the member’s health care benefits, retirement-related benefits, and disability insurance (estimated for the member and the member’s eligible dependents at $23,961).

7.
For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement, plus the estimated value of the CEO’s health care benefits, retirement-related benefits, and disability insurance (estimated for the member and the member’s eligible dependents at $24,854).

For fiscal 2017, the median of the annual total compensation of the Corporation's members in the Americas and Asia Pacific (other than our CEO and members in India and Taiwan), was $78,272, and the annual total compensation of our CEO was $4,172,784.  Based on this information, for 2017 the ratio of the annual total compensation of Mr. Askren to the median member’s annual total compensation is 53 to 1.  This compensation ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.  Due to the variability of the CEO's performance-based compensation, the compensation ratio can differ significantly from year to year.

Potential Payments Upon Termination or Change in Control

Retirement, death, disability and change in control ("CIC") events trigger the payment of compensation to the Named Executive Officers.

Change in Control Employment Agreements.  The Named Executive Officers and a few other executives have Change in Control Employment Agreements with the Corporation.  The CIC Agreements are designed to assure continuity of executive management during a threatened takeover and ensure executive management can objectively evaluate any CIC proposal and act in the best interests of shareholders.  The CIC Agreements are part of a competitive compensation package to attract and retain top-quality executives.

Under the CIC Agreements, executives are eligible for severance benefits in the event there is a "double trigger;" meaning both a CIC of the Corporation and termination of employment (if termination was by the executive for good reason or by the Corporation for any reason other than cause or disability).  The termination must occur (i) during the two-years following a CIC or (ii) prior to the CIC where the executive's termination is directly related to the CIC.  The benefits include:
•
a lump-sum severance payment equal to two times (three times for the CEO) the sum of (i) the executive's annual base salary and (ii) the average of the executive's annual incentive compensation awards for the prior two years;

•	annual salary through the date of termination and a bonus equal to the average of the executive's annual incentive compensation awards for the prior two years;
•	continuation of certain medical and dental benefits for up to 18 months and group life insurance benefits for up to two years; and
•	a lump-sum payment for the cost of health and dental coverage for an additional six months and a lump-sum payment for two years of continued participation in disability benefit plans.

In exchange for the CIC severance benefits, each executive is subject to confidentiality and non-competition provisions for one year from the date of termination.

The CIC Agreement defines a CIC as having occurred:
•	when a third person or entity becomes the beneficial owner of 20% or more of the outstanding Common Stock, subject to certain exceptions;
•	when more than one-third of the Board is composed of persons not recommended by at least three-fourths of the incumbent Board;
•	upon the occurrence of certain business combinations involving the Corporation; or
•	upon approval by shareholders of a complete liquidation or dissolution.

Cause is defined as acts of dishonesty resulting in substantial personal enrichment at the Corporation's expense or repeated willful or deliberate violations of obligations under the CIC Agreement resulting in material injury to the Corporation.

Good reason is defined as:
•	a substantially adverse change in the executive's position, authority or responsibilities;
•	the Corporation's failure to comply with the CIC Agreement;
•	a change of more than 50 miles in the executive's principal place of work;
•	a purported termination of the executive's employment not permitted by the CIC Agreement; or
•	a successor company not assuming the CIC Agreement.

Depending on the form of CIC Agreement to which a Named Executive Officer is a party, the Corporation may be obligated to "gross-up" the executive's compensation for any excise tax, for any federal, state and local income taxes applicable to the excise tax "gross-up" and for tax penalties and interest imposed on "excess parachute payments" (i.e., excess severance or CIC payments), as defined in Section 280G of the Internal Revenue Code.  A gross-up payment is payable only to the extent the present value of the severance payments exceeds 110% of three times the executive's annualized compensation for the most recent five years ending before the CIC occurred.  If the 110% hurdle is not exceeded, the severance or CIC payments to the executive are reduced to the minimum extent necessary so no portion of the executive's benefit constitutes an excess parachute payment subject to the excise tax.  The Corporation may also be obligated to gross up the lump-sum payment for health and dental coverage for tax liability.

In 2016, the Corporation adopted a new form of CIC Agreement that does not include excise tax gross-up provisions. This is the only material difference between the new CIC Agreement and the prior agreement.  The new form of CIC Agreement will be used for executives entering into CIC Agreements going forward.  Marshall H. Bridges entered into the new CIC Agreement when he was appointed Vice President and Chief Financial Officer on January 19, 2017. Vincent P. Berger entered into the new CIC Agreement when he was appointed President, Hearth & Home Technologies in 2016. Jeffrey D. Lorenger's CIC Agreement was not amended or altered in relation to his promotion in 2017, therefore he is not party to the new form of CIC Agreement.

The Compensation Committee does not view the CIC Agreements as an element of current compensation, and the agreements do not necessarily affect the Compensation Committee's annual decisions with respect to the compensation elements of the executive compensation program.  The Compensation Committee reviews information pertaining to compensation payable to the Named Executive Officers upon a CIC.

Other Compensation Triggered by a Change in Control Event.  Under the Stock Plans, upon a CIC, vesting is accelerated for each outstanding RSU award and stock option.  Under both the Annual Incentive Plan and the Long-Term Performance Plan, the Board values each outstanding award prior to the effective date of a CIC and the values are payable within 30 days of a CIC.  The foregoing payments occurring on or after a CIC are not conditioned on termination of employment.

The following tables quantify compensation payable to the Named Executive Officers upon a CIC.  The tables include only compensation items not available to all salaried members and assume the event occurred on December 30, 2017.  The "Total" column in each of the following tables does not include deferred compensation, which may be payable sooner than the original election date.  For a discussion of the Corporation's obligations to the Named Executive Officers under the Deferred Plan, see the Nonqualified Deferred Compensation for 2017 Table above.

Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control

Name	Cash Severance Under CIC Agreement ($) (1)	Additional Benefits Under CIC Agreement ($) (2)	Annual Incentive Plan Acceleration ($) (3)	Long-Term Performance Plan Acceleration ($) (4)	Stock Options Acceleration ($) (5)	Excise Tax Gross-Up Under CIC Agreement ($) (6)	Total ($)
Stan A. Askren	8,957,496	51,946	192,752	762,953	2,355,183	0	12,320,330
Marshall H. Bridges	1,240,023	37,183	41,580	98,246	86,642	0	1,503,674
Kurt A. Tjaden	1,714,515	53,822	397,141	142,459	439,189	0	2,747,126
Jeffrey D. Lorenger	2,299,460	48,380	160,200	202,698	621,696	0	3,332,434
Vincent P. Berger	1,075,322	52,046	221,760	100,306	91,172	0	1,540,606
Jerald K. Dittmer	2,683,743	41,620	57,336	205,846	635,709	0	3,624,254

Notes
(1)
Amounts in this column include the following:  (i) an amount equal to two times (three times for Mr. Askren) the sum of (a) the executive's annual base salary and (b) the average of the executive's annual incentive compensation awards for the prior two years; (ii) an incremental bonus payment equal to the difference of the executive's average prior two years annual incentive awards and the current year annual incentive award payable; (iii) an amount equal to the value of the cost of health and dental coverage for an additional six months from the date of termination; (iv) an amount equal to the value of the "gross-up" for any federal, state and local taxes applicable to the value of six months of health and dental coverage continuation; and (v) an amount equal to the value of 24 months of continued participation in the Corporation's accidental death and travel accident insurance plan and disability plans. The amount of cash severance payable to Mr. Askren was reduced by $902,869, so no portion of the executive's benefit constitutes an excess parachute payment subject to the excise tax as the 110 percent hurdle was not exceeded.

(2)
Represents the value of the following benefits provided following termination of employment under the CIC Agreements for each Named Executive Officer: medical and dental benefits for 18 months, group life insurance benefits for 24 months, and the value of the Corporation’s required contributions to the Retirement Plan.

(3)
Represents the value of the annual incentive award earned for 2017, which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2017.

(4)
Represents the estimated 2015-2017 Plan,  2016-2018 Plan, and 2017-2019 Plan award payable. This amount has been based on the following economic profit assumptions ("Economic Profit Assumptions"). For the 2015-2017 Plan:  (i) 76% of the targeted amount for 2015; (ii) 0% of the targeted amount for 2016 ; and (iii) 0% of the targeted amount for 2017.  Amount payable accounts for employment during the entire 36-month performance period.  No amount would be payable until the first quarter of 2018. For the 2016-2018 Plan:  (i) 90% of the targeted amount for 2016; (ii) 0% of the targeted amount for 2017; and (iii) 100% of the targeted amount for 2018. The amount payable based on these assumptions has been prorated to account for employment during 24 months of the 36-month performance period. No amount would be payable until the first quarter of 2019. For the 2017-2019 Plan:  (i) 0% of the targeted amount for 2017; (ii) 100% of the targeted amount for 2018; and (iii) 100% of the targeted amount for 2019. Amount payable has been prorated to account for employment during 12 months of the 36-month performance period.  No amount would be payable until the first quarter of 2020.  Amounts included for the Long-Term Performance Plan are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors, the actual amounts we pay or distribute under the Long-Term Performance Plan may differ materially. Factors affecting these amounts include the financial performance of the Corporation during 2017, 2018 and 2019 and the achievement of economic profit goals.

(5)
Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plan.  These options will remain exercisable until the expiration date established at the time of award.

(6)
Represents the payment to "gross-up" the executive's compensation for any excise tax and for any federal, state and local taxes applicable to the excise tax "gross-up." Messrs. Bridges' and Berger's CIC agreements do not include excise tax gross-up provisions, therefore they are not eligible for excise tax "gross-up" payments.

Value in Event of Change in Control with No Employment Termination

Name	Cash Payment Under CIC Agreement ($)	Total Value of Benefits Under CIC Agreement ($)	Annual Incentive Plan Acceleration ($) (1)	Long-Term Performance Plan Acceleration ($) (2)	Stock Option Acceleration ($) (3)	Total ($)
Stan A. Askren	0	0	2,058,840	762,953	2,355,183	5,176,976
Marshall H. Bridges	0	0	171,200	98,246	86,642	356,088
Kurt A. Tjaden	0	0	488,710	142,459	439,189	1,070,358
Jeffrey D. Lorenger	0	0	449,268	202,698	621,696	1,273,662
Vincent P. Berger	0	0	225,670	100,306	91,172	417,148
Jerald K. Dittmer	0	0	658,940	205,846	635,709	1,500,495

Notes
(1)	Represents the higher of the value of the annual incentive award earned for 2017, or paid in respect to the three full fiscal years immediately prior to the CIC effective date.

(2)
Represents the estimated 2015-2017 Plan, 2016-2018 Plan, and 2017-2019 Plan award payable. See Economic Profit Assumptions in footnote 4 of the table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control on Page 36 of this Proxy Statement.

(3)
Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plans.  These options will remain exercisable until the expiration date established at the time of award.

Compensation Triggered By Retirement, Death or Disability.  Upon retirement at age 65, or after age 55 with ten years of service, all outstanding Annual Incentive Plan, Long-Term Performance Plan and stock option awards immediately vest.  Upon disability or death, all outstanding Annual Incentive Plan, Long-Term Performance Plan, stock option and RSU awards immediately vest.  Option holders who terminate employment due to disability may exercise stock options, which fully vest as of the date of disability, until the earlier of the expiration date of the stock option or the second anniversary of the date of disability.  The representatives of option holders whose employment is terminated due to death may exercise stock options, which shall fully vest as of the date of death, until the earlier of the expiration date of the stock option or the second anniversary of the date of death.  Option holders who terminate employment due to retirement may exercise stock options, which shall fully vest as of the date of retirement, until the earlier of the expiration of the stock option, or the third anniversary of the date of retirement.

In the event of a termination of employment not due to a CIC event, retirement, death or disability, the Named Executive Officers receive only those benefits available to all members.  However, the Named Executive Officers may exercise stock options which are vested as of the date of termination until the earlier of the expiration of the stock option or 180 days following the date of termination.

The following table quantifies compensation payable to the Named Executive Officers in the event of death, disability or retirement.  Only Messrs. Askren and Dittmer were retirement eligible as of the last business day of 2017, so retirement information is provided only for them.  The "Total" column does not include deferred compensation, which may be payable sooner than the original election date.  For a discussion of the Corporation's obligations to the Named Executive Officers under the Deferred Plan, see the Nonqualified Deferred Compensation for 2017 Table above.

Value in Event of Death, Disability, or Retirement

Name	Life Insurance Proceeds ($) (1)	Retirement & Profit Sharing (2)	Annual Incentive Plan Acceleration ($) (3)	Long-Term Performance Plan Acceleration ($) (4)	Stock Options Acceleration ($) (5)	Total Value in Event of Death ($)	Total Value in Event of Disability ($)	Total Value in Event of Retirement ($)
Stan A. Askren	150,000	23,311	192,752	762,953	2,355,183	3,484,199	3,334,199	3,334,199
Marshall H. Bridges	150,000	21,867	41,580	98,246	86,642	398,335	248,335	N/A
Kurt A. Tjaden	150,000	25,188	397,141	142,459	439,189	1,153,977	1,003,977	N/A
Jeffrey D. Lorenger	150,000	19,746	160,200	202,698	621,696	1,154,340	1,004,340	N/A
Vincent P. Berger	150,000	23,412	221,760	100,306	91,172	586,650	436,650	N/A
Jerald K. Dittmer	150,000	23,701	57,336	205,846	635,709	1,072,592	922,592	922,592

Notes
(1)
Represents the proceeds of the life insurance policy maintained by the Corporation for each of the Named Executive Officer under the Life Insurance Plan.  The policy amount is equal to the lesser of the insured's annual base salary or $150,000. This amount only applies to the Total Value in Event of Death.

(2)	Represents the value of the Corporation’s required contributions to the Retirement Plan.
(3)
Represents the value of the annual incentive award earned for 2017, which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2017.

(4)
Represents the estimated 2015-2017 Plan, 2016-2018 Plan, and 2017-2019 Plan award payable. See Economic Profit Assumptions in footnote 4 of the table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control on Page 36 of this Proxy Statement.

(5)
Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plans.  These options will remain exercisable until two years from the date of death or disability, and three years from the date of retirement.

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

The Corporation conducts an annual shareholder advisory vote on named executive officer compensation as recommended by the Board, and approved by shareholders.

We urge shareholders to read the CD&A and other sections of this Proxy Statement describing how our executive compensation program operates. The Compensation Committee and the Board believe the Corporation’s compensation program is effective in long-term shareholder value creation and contributing to the Corporation’s continuing success.

Accordingly, we ask shareholders to vote FOR the following resolution at the Meeting:
"RESOLVED, the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and narrative discussion."

The vote on this proposal is advisory and not binding on the Corporation, the Compensation Committee or the Board.  However, the Compensation Committee and the Board value the opinions expressed by our shareholders and will carefully consider the outcome of this vote when making future compensation decisions for the Named Executive Officers.

Required Vote

The affirmative vote of the holders of a majority of the Outstanding Shares voted at the Meeting is required to adopt the resolution. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE "FOR" ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

On the Record Date, there were 43,442,707 Outstanding Shares.  On that date, to the Corporation's knowledge, there were three shareholders who owned beneficially more than 5% of all Outstanding Shares.  The table below contains information, as of that date (except as noted below), regarding the beneficial ownership of these entities.  Unless otherwise indicated, the Corporation believes each of the entities listed below has sole voting and investing power with respect to all the shares of Common Stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Farm Insurance Companies (1) One State Farm Plaza Bloomington, Illinois 61710	7,384,089	(2)	17.0%
BlackRock, Inc. (3) 55 East 52nd Street New York, New York 10055	4,445,264	(4)	10.2%
The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, PA 19355	3,757,450	(6)	8.6%

Notes
(1)
State Farm Insurance Companies consists of the following entities: State Farm Mutual Automobile Insurance Company; State Farm Fire and Casualty Company; State Farm Investment Management Corp.; State Farm Insurance Companies Employee Retirement Trust; State Farm Mutual Fund Trust; State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees; State Farm Life Insurance Company; State Farm

Associates Funds Trust - State Farm Growth Fund; State Farm Associates Funds Trust - State Farm Balanced Fund; and State Farm Variable Product Trust.
(2)
Information is based on a Schedule 13G filed February 8, 2018 with the SEC by State Farm Insurance Companies for the period ended December 31, 2017.  Of the 7,384,089 shares beneficially owned, State Farm Insurance Companies has sole voting and investment power with respect to 7,366,400 shares and shared voting and investment power with respect to 17,689 shares.

(3)
The following subsidiaries of BlackRock, Inc. hold the shares of Common Stock noted:  BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Schweiz AG; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Financial Management, Inc.; BlackRock Asset Management Ireland Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; and BlackRock (Netherlands) B.V.

(4)
Information is based on a Schedule 13G/A filed January 19, 2018 with the SEC by BlackRock, Inc., for the period ended December 31, 2017.  Of the 4,445,264 shares beneficially owned, BlackRock Inc. has sole investment power with respect to all shares and sole voting power with respect to 4,340,318 shares.

(5)	The following subsidiaries of The Vanguard Group, Inc. hold the shares of Common Stock noted: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.
(6)
Information is based on a Schedule 13G/A filed February 9, 2018 with the SEC by The Vanguard Group, Inc., for the period ended December 31, 2017.  Of the 3,619,006 shares beneficially owned, The Vanguard Group, Inc. has sole voting power with respect to 884,441 shares, shared voting power with respect to 6,068 shares, sole investment power with respect to 3,670,119 shares, and shared investment power with respect to 87,331 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of Common Stock as of the Record Date for each Director and nominee for Director, each Named Executive Officer and for all current Directors and executive officers of the Corporation as a group.  The address of the persons listed below is 600 East Second Street, Muscatine, Iowa 52761.
Name of Beneficial Owner	Common Stock (1)	Common Stock Units (2)	Stock Options Exercisable as of the Record Date or Within 60 Days Thereof	Total Stock and Stock-Based Holdings	Percent of Class (3)
Stan A. Askren	159,879	81,930	920,072	1,161,881	2.7%
Mary A. Bell	16,996	30,931	—	47,927	*
Miguel M. Calado	50,207	—	—	50,207	*
Cheryl A. Francis	60,746	—	—	60,746	*
John R. Hartnett	5,747	—	—	5,747	*
Mary K.W. Jones	5,512	2,396	—	7,908	*
Larry B. Porcellato	17,477	19,303	—	36,780	*
Abbie J. Smith	6,990	50,740	—	57,730	*
Brian E. Stern	44,836	—	—	44,836	*
Ronald V. Waters, III	19,193	14,961	—	34,154	*
Marshall H. Bridges	9,783	—	25,095	34,878	*
Kurt A. Tjaden	40,805	—	192,561	233,366	*
Jeffrey D. Lorenger	28,283	—	181,131	209,414	*
Vincent P. Berger	7,643	—	30,778	38,421	*
Jerald K. Dittmer	33,809	—	306,008	339,817	*
All Directors and executive officers as a group – (17 persons)	509,679	200,261	1,397,974	2,107,914	4.9%

Notes
(1)
Includes restricted shares held by executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power.  Each individual or member of the group has sole voting and/or investment power with respect to the shares shown in the table above, except Mr. Askren's spouse shares voting and investment power with respect to 7,588 of the 159,879 shares listed above for Mr. Askren, and Mr. Calado's former spouse shares voting and investment power with respect to 4,000 of the 50,207 shares listed above for Mr. Calado.

(2)
Indicates the nonvoting share units credited to the account of the named individual or members of the group, as applicable, under either the Deferred Plan or the Directors Deferred Plan.  For additional information on the Deferred Plan, see "Additional Compensation Programs and Policies – Deferred Compensation Plan" on page 26 and the Nonqualified Deferred Compensation Table on page 33 of this Proxy Statement.  For additional information on the Directors Deferred Plan, see "Director Compensation" on page 10 of this Proxy Statement.

(3)	* less than 1%.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 30, 2017, about Common Stock which may be issued under the Corporation's equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	3,897,620 (1)	34.63	4,417,075 (4)
Equity Compensation Plans not approved by security holders	242,322 (2)	––	606,557 (5)
Total	4,139,942	34.63	5,023,632

Notes
(1)
Includes:  (i) shares to be issued upon the exercise of outstanding stock options granted under the Stock Plan – 3,562,284; (ii) shares to be issued upon the vesting of outstanding RSUs under the Stock Plan – 37,000; and (iii) the target value of the 2017 Annual Incentive Plan awards for all award recipients divided by $38.57, the closing price of a share of Common Stock on December 29, 2017, the last trading day of Fiscal 2017 – 298,336.  As of the last day of Fiscal 2017, there were no outstanding warrants or rights under the Stock Plan or the Prior Stock Plan and options, warrants, rights or RSUs under the 2007 Equity Plan or the 2007 Equity Plan for Non-Employee Directors.  The number of shares attributable to Annual Incentive Plan awards also overstates expected Common Stock dilution as the Corporation did not pay out any portion of the 2017 Annual Incentive Plan awards for any recipient in the form of Common Stock.

(2)
Includes the nonvoting share units credited to the account of individual executive officers or Directors under either the Deferred Plan – 77,500 or the Directors Deferred Plan – 164,822.  For additional information on the Deferred Plan, see "Additional Compensation Programs and Policies – Deferred Compensation Plan" on page 26 and the Nonqualified Deferred Compensation Table on page 33 of this Proxy Statement.  For additional information on the Directors Deferred Plan, see "Director Compensation" on page 10 of this Proxy Statement.

(3)	This column does not take into account any of the RSUs, Long-Term Performance Plan awards, Annual Incentive Plan awards or nonvoting share units discussed in Notes 1 and 2 above.
(4)
Includes shares available for issuance under the Stock Plan – 3,399,550, the 2017 Director's Equity Plan – 274,241 and the MSPP – 743,284.  Of the 3,400,000 shares originally available for issuance under the Stock Plan, no more than 1,500,000 of the shares can be issued as full-value awards.  At the end of 2017, 1,499,550 of the 1,500,000 shares reserved for full-value awards were available for issuance. The MSPP allows members to purchase Common Stock at 85% of the closing share price on each quarterly exercise date up to an annual aggregate amount of $25,000 per year and is available generally to all members.

(5)	Includes nonvoting share units available for issuance under the Deferred Plan – 233,550 and the Directors Deferred Plan – 373,007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Directors and executive officers of the Corporation, and certain persons who own more than 10% of the Outstanding Shares, are required to report their ownership of Common Stock and changes in ownership to the SEC and the NYSE.  Specific due dates for these reports have been established by the SEC, and the Corporation is required to report in this Proxy Statement any known failure to file by these dates during 2017.

Based solely on our review of the copies of the reports the Corporation has received, or written representations from certain reporting persons, the Corporation believes during 2017 all reporting persons made all filings required by Section 16(a) of the Exchange Act on a timely basis except as follows: due to an administrative oversight on the part of the Corporation related to the award of stock options, Form 4 reports for the following individuals were filed February 21, 2017, one business day after the filing deadline: (i) Julie M. Abramowski, Vice President, Corporate Controller; (ii) Stan A. Askren, Chairman, President & Chief Executive Officer; (iii) Vincent P. Berger, President, Hearth & Home Technologies; Executive Vice President, HNI Corporation; (iv) Steven M. Bradford, Senior Vice President, General Counsel & Secretary; (v) Marshall H. Bridges, Senior Vice President and Chief Financial Officer; (vi) Jerald K. Dittmer, retired Senior Vice President, Strategic Development; (vii) Jeffrey D. Lorenger, President, Office Furniture; (viii) Donna D. Meade, Vice President, Member & Community Relations; and (ix) Kurt A. Tjaden, Senior Vice President and President, HNI International.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2019 Annual Meeting must be received at the Corporation's executive offices no later than November 23, 2018 to be included in the proxy statement and form of proxy.  All shareholder notice of proposals submitted outside the processes of Exchange Act Rule 14a-8 must be received between February 7, 2019 and March 9, 2019 to be considered for presentation at the 2019 Annual Meeting, but will not be included in the proxy statement.  In addition, shareholder proposals must comply with the informational requirements contained in Section 2.16(a)(2) of the By-laws in order to be presented at the 2019 Annual Meeting.  On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of the By-laws.

OTHER MATTERS

The Board knows of no other matters that will be brought before the Meeting, but, if other matters properly come before the Meeting, it is intended the persons named in the proxy will vote the proxy according to their best judgment.

On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of its Annual Report on Form 10-K for the year ended December 30, 2017, including financial statements and schedules, filed with the SEC.  The report is also available on the Corporation's website at www.hnicorp.com under "Investors - Financial Reporting - SEC Filings."

Information set forth in this Proxy Statement is as of March 23, 2018, unless otherwise noted.

Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 23, 2018

Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report on page 14 of this Proxy Statement and the Compensation Committee Report on page 28 of this Proxy Statement shall not be incorporated by reference into any filings.

An Annual Report to Security Holders, including financial statements and schedules, of the Corporation for 2017 is being mailed to shareholders of the Corporation together with this Proxy Statement.  The Annual Report to Security Holders does not form any part of the material for the solicitation of proxies.

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HNI CORPORATION 600 EAST SECOND STREET MUSCATINE, IA 52761 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information.  Vote by 11:59 p.m. ET on 05/07/2018 for shares held directly and by 11:59 p.m. ET on 05/03/2018 for shares held in a plan.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by the Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions.  Vote by 11:59 p.m. ET on 05/07/2018 for shares held directly and by 11:59 p.m. ET on 05/03/2018 for shares held in a plan.  Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E04494-P71140 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1 Election of Directors For Against Abstain 1a.  Stan A. Askren ☐ ☐ ☐ 1b.  Mary A. Bell ☐ ☐ ☐ 1c.  Ronald V. Waters, III ☐ ☐ ☐ The Board of Directors recommends you vote FOR the following: For Against Abstain 2. Ratify the Audit Committee's selection of KPMG LLP as the Corporation's independent registered public accountant for fiscal year ending December 29, 2018. ☐ ☐ ☐ 3. Advisory vote to approve Named Executive Officer compensation. ☐ ☐ ☐ NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by your proxies in their discretion. Yes No Please indicate if you plan to attend this meeting. ☐ ☐ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report with Form 10-K Wrap are available at http://investors.hnicorp.com/Docs. HNI CORPORATION Annual Meeting of Shareholders May 8, 2018 10:30 AM (CDT) The shareholder(s) hereby appoint(s) Steven M. Bradford and Marshall H. Bridges, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HNI CORPORATION the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 AM (CDT) on May 8, 2018, at the HNI Corporate Headquarters, 600 East Second Street, Muscatine, IA 52761, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side